Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 24, 2011

among

BRUKER CORPORATION

BRUKER AXS GmbH,
BRUKER DALTONIK GmbH,
BRUKER OPTIK GmbH,
BRUKER PHYSIK GmbH,
BRUKER BIOSPIN INVEST AG,
BRUKER BIOSPIN AG and
BRUKER BIOSPIN INTERNATIONAL AG,

as Foreign Subsidiary Borrowers

The Other Foreign Subsidiary Borrowers From Time to Time Party Hereto

The Lenders Party Hereto

DEUTSCHE BANK SECURITIES INC.,

COMMERZBANK AG, NEW YORK, GRAND CAYMAN AND STUTTGART BRANCHES and

RBS CITIZENS, NATIONAL ASSOCIATION
as Co-Documentation Agents

BANK OF AMERICA, N.A.

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Bookrunners and Joint Lead Arrangers

(continued)

(continued)

(continued)

Page

SCHEDULES:

Schedule 2.01	—	Revolving Commitments and Outstanding Term Loans
Schedule 2.02	—	Mandatory Cost
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.01	—	Subsidiaries
Schedule 3.03	—	Governmental Approvals
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Loan Parties’ Special U.S. Counsel
Exhibit B-2	—	Form of Opinion of Loan Parties’ Special Swiss Counsel
Exhibit B-3	—	Form of Opinion of Loan Parties’ Special German Counsel
Exhibit C	—	Form of Increasing Lender Supplement
Exhibit D	—	Form of Augmenting Lender Supplement
Exhibit E	—	List of Closing Documents
Exhibit F-1	—	Form of Borrowing Subsidiary Agreement
Exhibit F-2	—	Form of Borrowing Subsidiary Termination
Exhibit G	—	Form of Subsidiary Guaranty
Exhibit H	—	Form of Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of May 24, 2011 among BRUKER CORPORATION, BRUKER AXS GmbH, BRUKER DALTONIK GmbH, BRUKER OPTIK GmbH, BRUKER PHYSIK GmbH, BRUKER BIOSPIN INVEST AG, BRUKER BIOSPIN AG and BRUKER BIOSPIN INTERNATIONAL AG, the other FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, BANK OF AMERICA, N.A. as Syndication Agent and DEUTSCHE BANK SECURITIES INC., COMMERZBANK AG, NEW YORK, GRAND CAYMAN AND STUTTGART BRANCHES and RBS CITIZENS, NATIONAL ASSOCIATION, as Co-Documentation Agents, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Company, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Credit Agreement, dated as of February 26, 2008 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Company, the Foreign Subsidiary Borrowers, the Lenders, the Departing Lenders (as hereafter defined) and the Administrative Agent have agreed (a) to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety; (ii) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers and (b) that each Departing Lender shall cease to be a party to the Existing Credit Agreement as evidenced by its execution and delivery of its Departing Lender Signature Page.

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Company and the Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof.

WHEREAS, it is also the intent of the Company, the Foreign Subsidiary Borrowers and the Subsidiary Guarantors to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Covenant Requirement” means, with respect to the incurrence of any Indebtedness and the making of any investment, acquisition or Restricted Payment, the Company shall not permit, at the time thereof and after giving effect thereto (on a Pro Forma Basis), the Leverage Ratio to be greater than a ratio equal to (x) the numerator of the maximum Leverage Ratio permitted under Section 6.10(a) minus (y) 0.50.

“Adjusted EURIBO Rate” means, if requested by the applicable Borrower, with respect to any Eurocurrency Borrowing denominated in euro for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (i) (a) the EURIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) only in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing (unless the applicable Borrower has requested that such Eurocurrency Borrowing denominated in euro bear interest at the Adjusted EURIBO Rate) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) only in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor could cause a Deemed Dividend Problem.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Swiss Francs, (iv) Japanese Yen and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Revolving Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure or Swingline Loans, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the

Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that, in the case of Section 2.25 when a Defaulting Lender shall exist, the “Applicable Percentage” with respect to Revolving Loans, LC Exposure or Swingline Loans shall mean the percentage of the aggregate Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment; provided further that, if the Revolving Commitments have terminated or expired, the Applicable Percentages with respect to Revolving Loans, LC Exposure or Swingline Loans shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination; and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan, any Eurocurrency Term Loans or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread for Revolving Loans”, “ABR Spread for Revolving Loans”, “Eurocurrency Spread for Term Loans”, “ABR Spread for Term Loans” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread for Revolving Loans	ABR Spread for Revolving Loans	Eurocurrency Spread for Term Loans	ABR Spread for Term Loans	Facility Fee Rate
Category 1:	< 1.00 to 1.00	0.80%	0%	0.50%	0%	0.20%
Category 2:	> 1.00 to 1.00 but < 1.50 to 1.00	1.05%	0.05%	0.625%	0%	0.20%
Category 3:	> 1.50 to 1.00 but < 2.00 to 1.00	1.25%	0.25%	0.75%	0%	0.25%
Category 4:	> 2.00 to 1.00 but < 2.50 to 1.00	1.45%	0.45%	1.00%	0%	0.30%
Category 5:	> 2.50 to 1.00	1.65%	0.65%	1.25%	0%	0.35%

For purposes of the foregoing,

(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 5 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s first full fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Category 3, 4 or 5 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Term Loan made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit F-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit F-2.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08 (without giving effect to any exceptions described in clauses (i) through (iv) of such Section 6.08).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Company by any Person or group; (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (e) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means each of Deutsche Bank Securities Inc., Commerzbank AG, New York, Grand Cayman and Stuttgart Branches and RBS Citizens, National Association in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Company” means Bruker Corporation, a Delaware corporation.

“Computation Date” is defined in Section 2.04.

“Consolidated EBIT” means Consolidated EBITDA minus any amounts added to Consolidated EBITDA with respect to (i) depreciation (including depreciation of demonstration equipment) and (ii) amortization.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation (including write down to net realizable value of demonstration equipment), (iv) amortization, (v) extraordinary non-cash losses incurred other than in the ordinary course of business, (vi) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of, or consultant to, the Company or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Company, (vii) non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations, (viii) all other non-cash charges, non-cash expenses and non-cash losses of the Company or any Subsidiary that are not otherwise expressly excluded from the calculation of Consolidated EBITDA pursuant hereto (and excluding (A) any non-cash charge, non-cash expense and non-cash loss that represents an accrual or reserve for a cash expenditure to be made in a subsequent period and (B) minority interest expense), minus, to the extent included in Consolidated Net Income, (x) interest income, (xi) extraordinary gains realized other than in the ordinary course of business and (xii) non-cash exchange, translation or performance gains relating to any foreign currency hedging transactions or currency fluctuations, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP (excluding the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the undrawn and unreimbursed amount of all letters of credit outstanding) and (b) Indebtedness of the type referred to in clause (a) hereof of another Person guaranteed by the Company or any of its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Country Risk Event”  means:

(i)            any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

(a)           changing the obligations under the relevant Letter of Credit, this Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the Issuing Bank, the Lenders or the Administrative Agent,

(b)           changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or

(c)           preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(ii)           force majeure; or

(iii)          any similar event

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the Issuing Bank and freely available to the Administrative Agent or the Issuing Bank.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, that any current or accumulated and undistributed earnings and profits of such Foreign Subsidiary would be deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code, regardless of whether such Foreign Subsidiary has any current or accumulated and undistributed earnings and profits at the time of making such determination.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is approved from time to time by the Administrative Agent (such approval not to be unreasonably withheld).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“EURIBO Rate” means, with respect to any Eurocurrency Revolving Borrowing denominated in euro for any Interest Period, if requested by the applicable Borrower, the rate appearing on the appropriate page of the Reuters service (it being understood that this rate is the euro interbank offered rate sponsored by the Banking Federation of the European Union and the Financial Markets Association) (or on any successor or substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in euro in the London interbank market) at approximately 11:00 a.m., Local Time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in euro with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “EURIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in euro in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., Local Time, two (2) Business Days prior to the commencement of such Interest Period.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate or, upon request by the applicable Borrower, the Adjusted EURIBO Rate, as applicable.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Revolving Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or with which such recipient otherwise has a present or former connection (other than any such connection arising from the recipient’s having executed, delivered, performed its obligations under, received a payment under or enforced any Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax resulting from any law in effect (including FATCA) on the date such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.17(a).

“Existing Credit Agreement” is defined in the recitals hereof.

“Existing Letters of Credit” is defined in Section 2.06(a).

“Existing Loans” is defined in Section 2.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means (i) each of Bruker AXS GmbH, Bruker Daltonik GmbH, Bruker Optik GmbH and Bruker Physik GmbH, each incorporated in Germany as a limited liability company and Bruker BioSpin Invest AG, Bruker BioSpin AG and Bruker BioSpin International AG, each incorporated in Switzerland as a corporation limited by shares and (ii) any Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.23 and, in each case, that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section.

“GAAP” means generally accepted accounting principles in the United States of America.

“German Borrower” means any Foreign Subsidiary Borrower that is organized under the laws of Germany.

“German GmbH Obligor” means any Foreign Subsidiary Borrower or Subsidiary Guarantor that is incorporated in Germany as a German limited liability company (GmbH).

“German Subsidiary” means any Subsidiary that is organized under the laws of Germany.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations (other than obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and intercompany charges of expenses (including expenses related to research and development and intellectual technology) and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) obligations of such Person under Sale and Leaseback Transactions.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Notwithstanding anything to the contrary in the foregoing, in connection with any Permitted Acquisition or any other acquisition by the Company or any Subsidiary permitted hereunder (or any sale, transfer or other disposition by the Company or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition or such other acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof.  The amount of Indebtedness of any Person for purposes of clause (f) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means Taxes that are imposed on or with respect to any payment made by any Borrower under any Loan Document, other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated April 2011 relating to the Company and the Transactions.

“Interest Coverage Ratio” has the meaning assigned to such term in Section 6.10(b).

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Revolving Credit Maturity Date (in the case of Revolving Loans) or the Term Loan Maturity Date (in the case of Term Loans), (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Maturity Date (in the case of Revolving Loans) or the Term Loan Maturity Date (in the case of Term Loans) and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” means the lawful currency of Japan.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.  For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” has the meaning assigned to such term in Section 6.10(a).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing (unless the applicable Borrower has requested that such Eurocurrency Borrowing denominated in euro bear interest at the Adjusted EURIBO Rate) for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guaranty, any promissory notes executed and delivered pursuant to Section 2.10(e) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Company and (ii) local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan, Borrowing or LC Disbursement which is denominated in a Foreign Currency or which is to, or for the account of, a Foreign Subsidiary Borrower; provided that, in case of Eurocurrency Revolving Loans denominated in euro and bearing interest with reference to the Adjusted EURIBO Rate, “Local Time” means Brussels time.

“Mandatory Cost” is described in Schedule 2.02.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than ten percent (10%) of the Company’s Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Company’s Consolidated EBITDA or Company’s Consolidated Total Assets attributable to Subsidiaries (other than Affected Foreign Subsidiaries) that are not Subsidiary Guarantors exceeds twenty-five percent (25%) of the Company’s Consolidated EBITDA for any such period or twenty-five percent (25%) of the Company’s Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries (other than Affected Foreign Subsidiaries) as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Money Credit Event” means with respect to the Issuing Bank, any increase (directly or indirectly) in the Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower or any Governmental Authority in any Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request in respect of external indebtedness of borrowers in such Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (i) or (ii), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Company or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a Pro Forma Basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.10 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $100,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections requested by the Administrative Agent, (e) in the case of an acquisition or merger involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation and (f) the aggregate consideration paid in respect of such acquisition, when taken together with the aggregate consideration (including any post-closing purchase price adjustments or earn-out obligations) paid in respect of all other acquisitions, does not exceed $100,000,000 during any fiscal year of the Company; provided that no such Dollar limitation shall apply if the Company has complied, and remains in compliance, with the Adjusted Covenant Requirement.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for taxes, assessments or other governmental charges or levies that are (i) not yet due or are being contested in compliance with Section 5.04, (ii) not yet delinquent for a period of more than 30 days, or (iii) for property taxes on property that the Company or any Subsidiary has determined to abandon if the sole recourse for such property tax is to such property;

(b)  landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, craftsmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days (or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien) or are being contested in compliance with Section 5.04;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)  other investments made in accordance with the Company’s investment policy as disclosed to the Administrative Agent prior to the Effective Date and with such amendments or modifications thereto as are from time to time approved by the Administrative Agent.

“Permitted Tax Restructuring Transactions” means initially, either (a) the conversion of any Domestic Subsidiary of the Company to a limited liability company organized in a jurisdiction in the United States (provided that, in the case of a Loan Party, such limited liability company executes and delivers such reaffirmation or joinder documents as are reasonably requested by the Administrative Agent); (b) the merger of any of Company’s Domestic Subsidiaries into Bruker BioSpin Corp. (“BioSpin”) or the Company; or (c) the liquidation of any Domestic Subsidiary of the Company so long as the assets of such liquidated Subsidiary are transferred to a Loan Party by operation of law or otherwise; and ultimately, the contribution and/or transfer by the Company of all of its Foreign Subsidiaries to BioSpin or one or more of BioSpin’s direct or indirect, presently or hereafter existing Subsidiaries (so long as any such Foreign Subsidiary’s obligations under the Loan Documents, if any, remain in full force and effect after giving effect to such contribution or transfer).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any event, that the Company is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Maturity Date” means May 24, 2016.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, each Lender with Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Solvent” means, in reference to any Borrower, (i) the fair value of the assets of such Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means each Material Subsidiary (other than an Affected Foreign Subsidiary as relates to any of the Loans made to, or any other Obligation incurred solely by or on behalf of, the Company or any Domestic Subsidiary).  The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Amended and Restated Guaranty dated as of the Effective Date in the form of Exhibit G (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swiss Borrower” means a Borrower incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Federal Withholding Tax Act.

“Swiss Federal Withholding Tax” means a tax under the Swiss Federal Withholding Tax Act.

“Swiss Federal Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer).

“Swiss Francs” means the lawful currency of Switzerland.

“Swiss Non-Qualifying Bank” means a financial institution or other entity which does not qualify as a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means a financial institution which (i) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, (ii) carries on a true banking activity in such jurisdiction as its main purpose, and (iii) has personnel, premises, communication devices and decision-making authority of its own, all as per the Swiss Federal Withholding Tax Act and per explanatory notes of the Swiss Federal Tax Administration No. S-02-123(9.86) and S 02.128(1.2000) or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Subsidiary” means Subsidiary incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Federal Withholding Tax Act.

“Swiss Twenty Non-Bank Regulations” means the regulations pursuant to the explanatory notes S-02.122.1(4.99), S-02.122.2(4.1999) and S-02.128(1.2000) of the Swiss Federal Tax Administration (or legislation or explanatory notes addressing the same issues which are in force at such time) pursuant to which the aggregate number of persons and legal entities, which are Swiss Non-Qualifying Banks and to which a Swiss Borrower directly or indirectly owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together, shall not exceed twenty at any time in order to not trigger Swiss Federal Withholding Tax.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Commitment” means, as to any Term Lender, such Term Lender’s Applicable Percentage of the Term Loans.

“Term Loan Maturity Date” means February 26, 2013.

“Term Loans” means the term loans made by the Term Lenders to the Company pursuant to Section 2.01(b) and any Incremental Term Loans extended to any Borrower pursuant to Section 2.20.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof, the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, Adjusted EURIBO Rate or the Alternate Base Rate.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g.,

a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05.  Amendment and Restatement of the Existing Credit Agreement.  The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation.  All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents.  Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure and outstanding Revolving Loans hereunder reflects such Lender’s Applicable Percentage of the outstanding aggregate Revolving Exposures on the Effective Date, (e) the Existing Loans (as defined in Section 2.01) of each Departing Lender shall be repaid in full (accompanied by any accrued and unpaid interest and fees thereon), each Departing Lender’s “Commitment” under the Existing Credit Agreement shall be terminated and each Departing Lender shall not be a Lender hereunder and (f) the Company hereby agrees to compensate each Lender (including each Departing Lender) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.16 hereof.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Prior to the Effective Date, certain loans were made to the Borrowers under the Existing Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding loans being hereinafter referred to as the “Existing Loans”).  Subject to the terms and conditions set forth in this Agreement, the Borrowers and each of the Lenders agree that on the Effective Date but subject to the reallocation and other transactions described in Section 1.05, the Existing Loans that are “Revolving Loans” and “Term Loans” under the Existing Credit Agreement shall be reevidenced as Revolving Loans and Term Loans, respectively, under this Agreement and the terms of the Existing Loans shall be restated in their entirety and shall be evidenced by this Agreement.  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) subject to Section 2.04, the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.  The aggregate outstanding principal amount of the Term Loans as of the Effective Date is $105,000,000 and each Term Lender’s respective portion of the Term Loans on the Effective Date is set forth on Schedule 2.01.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b)  Subject to Section 2.14, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that all Borrowings made by the Company in Dollars on the Effective Date must be made as ABR Borrowings but may be converted into Eurocurrency Borrowings in accordance with Section 2.08.  Each ABR Loan shall only be made in Dollars and shall only be made to the Company.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurocurrency Loan or any Loan to a Foreign Subsidiary Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000 (or the Approximate Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency).  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date (in the case of Revolving Loans) or the Term Loan Maturity Date (in the case of Term Loans).

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request (a) by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to a Foreign Subsidiary Borrower), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)  in the case of a Eurocurrency Borrowing, the Agreed Currency (in the case of a Eurocurrency Revolving Borrowing) and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and, in the case of a Eurocurrency Revolving Borrowing denominated in euro, whether such Borrowing is to bear interest at a rate determined by reference to the Adjusted LIBO Rate or the Adjusted EURIBO Rate; and

(v)  the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Company, the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Determination of Dollar Amounts.  The Administrative Agent will determine the Dollar Amount of:

(a)  each Eurocurrency Revolving Borrowing as of the date three (3) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Revolving Borrowing,

(b)  the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c)  all outstanding Credit Events (other than Term Loans) on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company.  The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account (or for the account of any Subsidiary), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if the Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction the Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Company shall, at the request of the Issuing Bank, guaranty and indemnify the Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to the Issuing Bank.  The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Amount of the LC Exposure shall not exceed $75,000,000 and (ii) subject to Section 2.04, the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, provided, however, that a Letter of Credit may, upon the request of the Company, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date the Issuing Bank made such LC Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 2:00 p.m., Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 2:00 p.m., Local Time, on the Business Day immediately following the day that the Company receives such notice; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Company fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.  If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)  Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII.  For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable exchange rates of the Administrative Agent on the date notice demanding cash collateralization is delivered to the Company.  The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.  If the Company is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Company as and to the extent that, after giving effect to such return, the Company would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

(k)  Conversion.  In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii)

of each Revolving Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Administrative Agent’s currency exchange rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts.  On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Issuing Bank or any Revolving Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

SECTION 2.07.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to the Company, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Term Loans shall be made as provided in Section 2.01(b) and (ii) in the case of each Loan denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office for such currency and Borrower; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Company maintained with the Administrative Agent in New York City or Chicago and designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company and (y) an account of such Borrower maintained with the Administrative Agent in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to a Foreign Subsidiary Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)  if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars borrowed by the Company, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency (or in Dollars by a Foreign Subsidiary Borrower) in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed

Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing borrowed by the Company shall be converted to an ABR Borrowing (and any such Eurocurrency Borrowing in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing by a Foreign Subsidiary Borrower shall automatically be continued as a Eurocurrency Revolving Borrowing with an Interest Period of one month.

SECTION 2.09.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b)  The Company may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.  Repayment and Amortization of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Revolving Credit Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding.  The Company shall repay Term Loans on each date set forth below (subject to adjustment pursuant to Section 2.18(a)) in the aggregate principal amount set forth opposite such date (as adjusted from time to time pursuant to Section 2.11(a)):

Date	Amount
June 30, 2011	$7,500,000
September 30, 2011	$7,500,000
December 31, 2011	$7,500,000
March 30, 2012	$7,500,000
June 30, 2012	$18,750,000
September 30, 2012	$18,750,000
December 31, 2012	$37,500,000

To the extent not previously repaid, all unpaid Term Loans shall be paid in full in Dollars by the Company on the Term Loan Maturity Date.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note.  In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.

(a)  Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a).  The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days (in the case of a prepayment of a Eurocurrency Borrowing denominated in Dollars to the Company) and four Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to a Foreign Subsidiary Borrower), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, (i) if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09 and (ii) a prepayment notice delivered by a Borrower in respect of any voluntary prepayment of Term Loans may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice relating to a Borrowing (other than a notice relating to a Swingline Loan), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each voluntary prepayment of a Term Loan Borrowing will be applied ratably to the remaining amortization payments in respect of the Term Loans.  Each voluntary prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)  If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the total Revolving Commitments and (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies (collectively, “Foreign Currency Exposure”), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Revolving Commitment, the Borrowers shall immediately repay Borrowings or cash collateralize LC Disbursements in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) plus such cash collateral to be less than or equal to the total Revolving Commitments.

SECTION 2.12.  Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate (or, if the applicable Borrower has requested that such Eurocurrency Borrowing denominated in euro bear interest at the Adjusted EURIBO Rate, the Adjusted EURIBO Rate) for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)  The parties hereto have assumed that the interest payable under this Agreement is not and will not become subject to Swiss Federal Withholding Tax.  If a Tax Deduction is required by law in respect of any interest payable by a Swiss Borrower under a Loan Document and should it be unlawful for a Swiss Borrower to comply with Section 2.17 for any reason taking into account the exclusions set out in Section 2.17:  (i) then the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for in this Section 2.13 (as provided for in the absence of this paragraph (f)) divided by the following: 1 minus the relevant Tax Deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax Deduction required to be made is, for this purpose, expressed as a fraction of one (1)), and (ii) the Swiss Borrower shall pay the relevant interest at the adjusted rate in accordance with the preceding clause (i), make the Tax Deduction on the interest so recalculated and all references to a rate of interest under the Loan Documents shall be construed accordingly.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate or EURIBO Rate, as applicable, for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, LIBO Rate, Adjusted EURIBO Rate or EURIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) any Eurocurrency Borrowing by a Foreign Subsidiary Borrower that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request by the Company requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing Request requests a Eurocurrency Borrowing by a Foreign Subsidiary Borrower or denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or the Issuing Bank;

(ii)  impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)  subject the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payments hereunder to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes (including changes in the rate or basis of the imposition thereof) and (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Person of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Person hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered.

(b)  If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay, or cause the other Borrowers to pay, such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  Notwithstanding the foregoing, the rights of any Lender and the Issuing Bank to receive compensation from any Borrower pursuant to this Section 2.15 shall only be available to the extent that such compensation is reasonably requested by such Lender or Issuing Bank and not invoked in an arbitrary or capricious manner.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or Adjusted EURIBO Rate (as applicable) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  For the avoidance of doubt, each applicable Borrower shall be entitled to deduct and withhold from any payment under any Loan Document the amount of any Excluded Taxes required to be deducted and withheld under applicable law.

(b)  In addition, each Borrower shall pay any Other Taxes related to such Borrower and imposed on or incurred by the Administrative Agent, a Lender or the Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c)  The relevant Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.  At the request of the Company or the Administrative Agent, each Lender that is not a Foreign Lender and is not an “exempt recipient” (within the meaning of Treasury Regulation Section 1.6049-4(c)(1)(ii) (without regard to the third sentence thereof)) shall deliver an Internal Revenue Service Form W-9 or other such documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(g)  To the extent that interest payable by a Swiss Borrower under a Loan Document becomes subject to Swiss Federal Withholding Tax, each relevant Lender and such Swiss Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authorities) to the extent possible and necessary for such Swiss Borrower to obtain authorization to make interest payments without them being subject to Swiss Federal Withholding Tax or to being subject to Swiss Federal Withholding Tax at a rate reduced under an applicable double taxation treaty.

(h)  Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.17(h) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(i)  If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)  Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 12:00 noon, New York City time and (ii) in the case of payments denominated in a Foreign Currency or by a Foreign Subsidiary Borrower, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency or to a Foreign Subsidiary Borrower, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the relevant Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20.  Expansion Option.  The Company may from time to time elect to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $20,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $100,000,000.  The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the approval of the Company and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto.  Increases and new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a Pro Forma Basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.10 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase.  On the effective date of any increase in the Revolving Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (b) shall not mature earlier than the Revolving Credit Maturity Date (but may, subject to the next succeeding clause (c), have amortization prior to such date), (c) shall not have a weighted average life to maturity that is shorter than the then-remaining weighted average life to maturity of the Term Loans and (d) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial Term Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Revolving Credit Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Revolving Credit Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans.  Incremental Term Loans may be made hereunder pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Augmenting Lender and each Increasing Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.

SECTION 2.21.  Market Disruption.  Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the Issuing Bank, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22.  Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23.  Designation of Foreign Subsidiary Borrowers.  The Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further

Borrowings under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Revolving Lender.

SECTION 2.24.  Senior Debt.  The Company hereby designates all Obligations now or hereinafter incurred or otherwise outstanding, and agrees that the Obligations shall at all times constitute, senior indebtedness and designated senior indebtedness, or terms of similar import, which are entitled to the benefits of the subordination provisions of all Subordinated Indebtedness.

SECTION 2.25.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)  the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)  if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)  all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within five (5) Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)  if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)  if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)  if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)  so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.25(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.25(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage and (ii) any cash, or portion thereof, as applicable, provided by the Company as cash collateral under this Section 2.25 shall be promptly released and returned to the Company.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers; Subsidiaries.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (except, in the case of Subsidiaries that are not Loan Parties, where the failure to so be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.  Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens.  Except as set forth on Schedule 3.01, there are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or (except as set forth on Schedule 3.03) any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment (other than payments contemplated by the Loan Documents) to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2010 reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2011, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  Since December 31, 2010, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  (a)  Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and Liens permitted by Section 6.02.

(b)  Each of the Company and its Subsidiaries owns, or is licensed to use or has a right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.  (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.  There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

(b)  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Neither the Company nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in any case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each of the Swiss Borrowers represents and warrants that it does not have at any time outstanding loans in relation to which the total number of all creditors which are Swiss Non-Qualifying Banks exceeds twenty under the Swiss Twenty Non-Bank Regulations.

SECTION 3.08.  Investment Company Status.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Disclosure.  The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or filed with the SEC) when taken as a whole and when taken together with the Company’s filings with the SEC prior to the date hereof contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections may vary from actual results and such variances may be material).

SECTION 3.12.  Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13.  Liens.  There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14.  No Default.  Each Borrower is in full compliance with this Agreement and no Default or Event of Default has occurred and is continuing.

SECTION 3.15.  No Burdensome Restrictions.  On the date hereof, no Borrower is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16.  Solvency.

(a)  Immediately after the consummation of the Transactions to occur on the Effective Date, the Company and its Subsidiaries, taken as a whole, are and will be Solvent.

(b)  The Company does not intend to, nor will it permit any of its Subsidiaries to, and the Company does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) each initial Subsidiary Guarantor either (A) a counterpart of the Subsidiary Guaranty signed on behalf of such Subsidiary Guarantor or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Subsidiary Guaranty) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guaranty.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Nixon Peabody LLP, special U.S. counsel for the Loan Parties, substantially in the form of Exhibit B-1, (ii) Staiger, Schwald & Partner AG, special Swiss counsel for the Loan Parties, substantially in the form of Exhibit B-2, and (iii) CMS Hasche Sigle, special German counsel for the Loan Parties, substantially in the form of Exhibit B-3, and covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.  The Company hereby requests such counsels to deliver such opinions.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(d)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)  The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary in connection with the Transactions and the continuing operations of the Company and its Subsidiaries have been obtained and are in full force and effect.

(f)  The Administrative Agent and the Lenders shall have received a written certification from an officer of the Company that (i) the Company and its Subsidiaries, taken as a whole, are Solvent and will be Solvent subsequent to the Transactions, will be able to pay their debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in their business and (ii) the Company’s and its Subsidiaries’ assets (taken as a whole) exceed their liabilities (taken as a whole).

(g)  The Administrative Agent shall have received evidence reasonably satisfactory to it with respect to the absence of any injunction or temporary restraining order or any litigation or threatened litigation which, in the judgment of the Administrative Agent, could prohibit the making of the Loans hereunder.

(h)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, unless specifically stated to have been made on a previous date, in which case such representation and warranty shall be true and correct in all material respects as of such date.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)  No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or the Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.  Designation of a Foreign Subsidiary Borrower.  The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a)  Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party;

(b)  An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c)  Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders.

(d)  Any promissory notes requested by any Revolving Lender, and any other instruments and documents reasonably requested by the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and Issuing Bank) and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent for distribution to each Lender:

(a)  within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and unaudited related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers (which certification shall be satisfied by the certification provided in Exhibit 31.2 to the Company’s applicable Quarterly Report on Form 10-Q) as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company, substantially in the form of Exhibit H, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 and (iii) stating whether, to the knowledge of such Financial Officer, any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.10 (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)  as soon as available, but in any event not more than seventy-five (75) days following the beginning of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each month of the upcoming fiscal year in form as presented to the Board of Directors of the Company;

(f)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(g)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Sections 5.01(a), (b) and (f) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents on the SEC’s website at www.sec.gov or on the Company’s website at the address communicated to the Administrative Agent and the Lenders in accordance with Section 9.01 or (ii) on which similar website, if any, to which the Administrative Agent and each Lender has access (whether a commercial, third-party website or whether a website sponsored by the Administrative Agent), provided that the Company shall have notified (which notice may be by facsimile or electronic mail and shall be given in accordance with Section 9.01) the Administrative Agent of the posting of any such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against, or to the knowledge of a Financial Officer, affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its (a) legal existence and (b) the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; except, in the case of clause (b), to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain in all material respects all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights.  The Company will, and will cause each of its Material Subsidiaries to, keep proper books of record and account from which financial statements may be prepared in accordance with GAAP and, in any event, consistent with the Company’s (or such Subsidiary’s, as the case may be) past practice or changes in such practice necessary to meet the requirements of GAAP.  The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lenders (or a Lender to the extent such visit or inspection is coordinated through the Administrative Agent) may exercise the rights under this Section 5.06, (b) the Administrative Agent and the Lenders, collectively, shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Company’s expense absent the existence of an Event of Default and (c) the Person exercising such rights shall attempt not to exercise such rights during the first thirty (30) days of any of the Company’s fiscal quarters.  Notwithstanding anything to the contrary in this Section 5.06 or any other Loan Document, none of the Company or any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information (in each case, unless an Event of Default has occurred and is continuing, provided that, in such case, such information shall be available to the Administrative Agent on behalf of the Lenders (or to any Lender to the extent such visit or inspection is coordinated through the Administrative Agent, provided that, in connection with such information, each such Lender shall be subject to customary “clean-room” restrictions that are reasonably satisfactory to each of the Administrative Agent and the Company)), (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any law or any binding contractual agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.07.  Compliance with Laws and Material Contractual Obligations.  The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in case of (i) and (ii), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each of the Swiss Borrowers shall at all times ensure that it complies with the Swiss Twenty Non-Bank Regulations.

SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Company and its Subsidiaries in the ordinary course of business, including Permitted Acquisitions.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.  Subsidiary Guaranty.  As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definitions of “Material Subsidiary” and “Subsidiary Guarantor”, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Subsidiary Guarantor to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty (in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of thereof, such joinder to the Subsidiary Guaranty to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or otherwise become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank), and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)  the Obligations and any other Indebtedness created under the Loan Documents;

(b)  Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c)  Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(d);

(d)  Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(e)  Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (including any replacement thereof, and additions and accessions to such asset and the proceeds and products thereof (and any customary security deposits made in connection therewith)) prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $50,000,000 at any time outstanding;

(f)  Indebtedness of the Company or any Subsidiary as an account party in respect of letters of credit (other than Letters of Credit issued under this Agreement) or bankers’ acceptances or similar instruments in an aggregate principal amount not to exceed $200,000,000 at any time;

(g)  Indebtedness of any Subsidiary that is not a Loan Party and Indebtedness of the Company or any Subsidiary secured by a Lien on any asset of the Company or any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) shall not in the aggregate exceed $50,000,000 at any time;

(h)  unsecured Indebtedness of any Loan Party in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that no such Dollar limitation shall apply if the Company has complied and remains in compliance with the Adjusted Covenant Requirement;

(i)  Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(j)  Indebtedness of the Company or any Subsidiary (including obligations in respect of letters of credit for the benefit of the issuer thereof) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(k)  Indebtedness in respect of Swap Agreements permitted by Section 6.05;

(l)  Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days after its incurrence;

(m)  Indebtedness representing deferred compensation to employees of the Company or any Subsidiary incurred in the ordinary course of business;

(n)  Indebtedness consisting of promissory notes issued by the Company or any Subsidiary to current or former officers, directors or employees or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests (or any option, warrant or other right to acquire any Equity Interests) permitted by Section 6.07;

(o)  customer deposits and advance payments received by the Company or any Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(p)  Indebtedness of the Company or any Subsidiary consisting of (A) Indebtedness owed to any insurance provider for the financing of insurance premiums so long as such Indebtedness shall not be in excess of the amount of such premiums, and shall be incurred only to defer the cost of such premiums, for the annual period in which such Indebtedness is incurred or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business; and

(q)  Indebtedness of any Person that becomes a Subsidiary after the date hereof or is merged with and into the Company or any Subsidiary, provided that such Indebtedness exists at the time such Person becomes a Subsidiary or is merged with and into the Company or such Subsidiary, as the case may be, and is not created in contemplation of or in connection with such Person becoming a Subsidiary or being merged with and into the Company or such Subsidiary, as the case may be, and extensions, renewals, replacements and refinancings of any such Indebtedness so long as the principal amount (or accreted value, if applicable) of such extensions, renewals, replacements and refinancings does not exceed the principal (or accreted value, if applicable) of the Indebtedness being extended, renewed, replaced or refinanced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing; provided further that, immediately after giving effect to such incurrence of Indebtedness pursuant to this clause (q), no Event of Default exists and the covenants in Section 6.10 would be met on a Pro Forma Basis.

SECTION 6.02.  Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Permitted Encumbrances;

(b)  any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus any accrued but unpaid interest and premium payable by the terms of such obligations thereon and other reasonable amounts paid, and reasonable fees and expenses incurred, in connection with such extension, renewal, replacement or refinancing);

(c)  any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary or is merged with and into the Company or any Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)  Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e)  Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction), in each case covering only the items being collected upon;

(f)  Liens representing any interest or title of a licensor, lessor, sublicensor or sublessor under any lease or license permitted by this Agreement (so long as any such Lien does not secure Indebtedness);

(g)  Liens attaching to commodity trading accounts or brokerage accounts incurred in the ordinary course of business;

(h)  pledges or deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(i)  Liens representing any interest of a licensee, lessee, sublicense or sublessee arising by virtue of being granted a license, sublease, sublicense or sublease (including the provision of software under an open source license) permitted by this Agreement (so long as any such Lien does not secure any Indebtedness);

(j)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

(l)  Liens that are customary contractual liens (including rights of set-off and pledges) encumbering deposits and accounts and (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred by the Company or any Subsidiary in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(m)  Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any acquisition by the Company or any Subsidiary permitted hereunder;

(n)  Liens arising from precautionary Uniform Commercial Code financing statement filings solely as a precautionary measure in connection with operating leases or consignment of goods;

(o)  Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto as permitted under Section 6.01(p);

(p)  customary Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds, all in favor of the provider of such services;

(q)  any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(r)  Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Company or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(s)  Liens arising by operation of law under §1120 of the German Civil Code (Bürgerliches Gesetzbuch), under §369 of the German Commercial Code (Handelsgesetzbuch) or under similar provisions of Swiss law; and

(t)  Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness subject to such Liens does not at any time exceed $50,000,000.

SECTION 6.03.  Fundamental Changes and Asset Sales.  (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)  any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)  any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Company must result in the Company as the surviving entity);

(iii)  any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party;

(iv)  the Company and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) during any fiscal year of the Company, does not exceed 10% of Consolidated Total Assets (determined as of the end of the most recently completed fiscal quarter of the Company);

(v)  any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(vi)  so long as no Default has occurred and is then continuing or would arise after giving effect (including pro forma effect) thereto, the Company and its Subsidiaries may consummate the partial sale of the superconducting wire business of Bruker BioSpin GmbH, EAS European Advanced Superconductors Verwaltungs GmbH, EAS European Advanced Superconductors GmbH & Co. KG and EHTS European High Temperature Superconductors GmbH & Co. KG;

(vii)  any Subsidiary which is not a Loan Party may merge with or consolidate into another Subsidiary which is not a Loan Party; or

(viii)  the Company and its Subsidiaries may enter into Permitted Tax Restructuring Transactions.

(b)  The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)  The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)  Permitted Investments;

(b)  Permitted Acquisitions;

(c)  investments by the Borrowers existing on the date hereof in the capital stock of their Subsidiaries;

(d)  investments, loans or advances made by the Company in or to any Subsidiary and made by any Subsidiary in or to the Company or any other Subsidiary (provided that not more than $50,000,000 in investments, loans or advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by any Loan Party to a Subsidiary which is not a Loan Party);

(e)  Guarantees constituting Indebtedness permitted by Section 6.01;

(f)  investments or loans constituting Permitted Tax Restructuring Transactions so long as the aggregate principal amount of such investments and loans does not at any time exceed $50,000,000; and

(g)   any other investment, loan or advance (other than acquisitions) so long as the aggregate amount of all such investments, loans and advances does not exceed $100,000,000 during any fiscal year of the Company; provided that no such Dollar limitation shall apply if the Company has complied and remains in compliance with the Adjusted Covenant Requirement.

SECTION 6.05.  Swap Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06.  Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate, (c)  any Restricted Payment permitted by Section 6.07; (d) loans or advances to employees permitted under Section 6.04, (e) payroll, travel, moving and similar advances to cover matters permitted under Section 6.04, (f) the payment of reasonable fees to, and the reimbursement of reasonable out-of-pocket expenses (to the extent incurred in any such Person’s capacity as a director) of, directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary, and compensation, severance and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Company or the Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Company’s board of directors (or a committee thereof) and (h) employment and severance arrangements or similar arrangements entered into in the ordinary course of business between the Company or any Subsidiary and any thereof, provided that (i) in the case of any such arrangement entered into with an employee of the Company, such arrangement shall have been approved by the Company’s board of directors (or a committee thereof), (ii) in the case of any such arrangement entered into with an employee of any other Loan Party (other than any such employee that is also an employee of the Company (in which case subclause (i) of this clause (h) would apply) that could result in cash payments to such employee in excess of $500,000, such arrangement shall have been approved by the Company’s board of directors (or a committee thereof) and (iii) in the case of any such arrangement entered into with an employee of a Subsidiary that is not a Loan Party (other than any such employee that is also an employee of the Company (in which case subclause (i) of this clause (h) would apply) or any other Loan Party (in which case subclause (ii) of this clause (h) would apply)) that could result in cash payments to such employee in excess of $1,000,000, such arrangement shall have been approved by the Company’s board of directors (or a committee thereof) (it being understood, for purposes of clarity, that the term “employee” as used in this clause (h) shall refer only to such employees that are Affiliates of the Company or the applicable Subsidiary, as the case may be).

SECTION 6.07.  Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, (it being understood and agreed that the Company and the Subsidiaries shall be permitted to agree to pay or make a Restricted Payment, or incur any obligation (contingent or otherwise) to do so, so long as the actual payment or making of such Restricted Payment is contingent upon (x) receipt of the consent therefor (via a waiver or amendment to this Section 6.07) from the requisite number of Lenders in accordance with Section 9.02 or (y) the Commitments having expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document having been paid in full and all Letters of Credit having expired or been terminated (or otherwise having become subject to cash collateralization or other arrangements reasonably satisfactory to the Administrative Agent and the Issuing Bank (including in respect of fees that would otherwise be payable in connection with such Letters of Credit pursuant to the terms of this Agreement), and all LC Disbursements having been reimbursed, except (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries and (d)  the Company and its Subsidiaries may make any other Restricted Payment so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto and the aggregate amount of such Restricted Payments does not exceed $50,000,000 during any fiscal year of the Company; provided that no such Dollar limitation shall apply if the Company has complied and remains in compliance with the Adjusted Covenant Requirement

SECTION 6.08.  Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) the foregoing shall not apply to restrictions on cash or other deposits imposed by customers of the Company or any Subsidiary under contracts entered into in the ordinary course of business, (v) the foregoing shall not apply to restrictions (A) set forth in any instrument or agreement governing the terms of Indebtedness permitted under Section 6.01(q) or (B) that are binding on a non-Loan Party Subsidiary at the time such Person first becomes a Subsidiary or any assets acquired by a non-Loan Party Subsidiary at the time such assets are acquired, in the case of each of clauses (A) and (B), so long as such restrictions were not created in contemplation of such Person becoming a Subsidiary or the acquisition of such assets and apply only to the assets of such Subsidiary or such assets so acquired, as the case may be, (vi) the foregoing shall not apply to restrictions arising in connection with the incurrence of Indebtedness permitted under Section 6.01 by any Subsidiary that is not a Loan Party, (viii) the forgoing shall not apply to restrictions under arrangements with any Governmental Authority imposed on any Foreign Subsidiary in connection with government grants, financial aid, subsidies, tax holidays or other similar benefits or economic incentives (so long as such restrictions apply only to the assets of such Foreign Subsidiary) and (ix) the foregoing shall not apply to customary restrictions and conditions on then-market terms contained in agreements relating to issuances of Indebtedness of the Company or any Domestic Subsidiary pursuant to a privately placed note offering to institutional investors with a maturity date that is no earlier than the Revolving Credit Maturity Date.

SECTION 6.09.  Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.  The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents.  Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)           increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b)           shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c)           shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d)           increases the rate of interest accruing on such Indebtedness;

(e)           provides for the payment of additional fees or increases existing fees;

(f)            amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)           amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.10.  Financial Covenants.

(a)  Maximum Leverage Ratio.   The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2011, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.00 to 1.00.

(b)  Minimum Interest Coverage Ratio.  The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2011, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  (i) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence), 5.08 or 5.09, in Article VI or in Article X or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any party thereto takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e)  any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)  the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  without prejudice to the provisions of clauses (h) to (j) (each inclusive), any of the following occurs in respect of a German Borrower or a German Subsidiary: (i) it is or admits to be, unable to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Code (Insolvenzordung), or it suspends (aussetzen) making payments on all or a material part of its debts or it announces an intention to do so or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or (ii) it is over-indebted (Überschuldung) within the meaning of section 19 of the German Insolvency Code (Insolvenzordung); or (iii) for any of the reasons set out in section 17 through 19 (inclusive) of the German Insolvency Code (Insolvenzordung), it files for insolvency in accordance with the German Insolvency Code (Antrag auf Eröffnung eines Insolvenzverfahrens) or its directors are required by law to file for insolvency; or (iv) a third party creditor files for insolvency against it unless the petition is frivolous or vexatious and is discharged or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised; or (v) a competent court takes any of the actions set out in section 21 of the German Insolvency Code (Insolvenzordung) or a competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings) insolvency proceedings against it (Eröffnung des Insolvenzverfahrens);

(l)  without prejudice to the provisions of clauses (h) to (j) inclusive, any of the following occurs in respect of a Swiss Borrower or a Swiss Subsidiary: (i) it is deemed unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts or insolvent (zahlungsunfähig) under applicable law, (ii) it ceases or suspends making payments on any of its debts or announces any intention to do so (or is so deemed for the purposes of any law applicable to it), (iii) by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or (iv) it files a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeit) pursuant to Section 191(1) of the Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs);

(m)  one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied or failed to acknowledge coverage thereof) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(n)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(o)  a Change in Control shall occur;

(p)  the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided; or

(q)  any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms;

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the

Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to any Borrower, to it c/o Bruker Corporation, 40 Manning Park, Billerca, Massachusetts 01821, Attention of Brian P. Monahan, Chief Financial Officer (Telecopy No. (978) 667-5993; Telephone No. (978) 663-3660 ext. 1122), with a copy to the attention of Stacey Desrochers, Treasurer (Telecopy No. (978) 667-2917; Telephone No. (978) 663-3660 ext. 1115);

(ii)  if to the Administrative Agent, (A) in the case of Borrowings by the Company denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Teresita Siao (Telecopy No. (888) 292-9533) and (B) in the case of

Borrowings by any Foreign Subsidiary Borrower or Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Maxine Graves (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., Two Corporate Drive, Suite 730, Shelton, CT 06484, Attention of Scott Farquhar (Telecopy No.(203) 944-8495);

(iii)  if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Teresita Siao (Telecopy No. (888) 292-9533);

(iv)  if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Teresita Siao (Telecopy No. (888) 292-9533); and

(v)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment or pursuant to any fee letter entered into by the Company in connection with this Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date) or (vi) release the Company or all or substantially all of the Subsidiary Guarantors from their obligations under Article X or the Subsidiary Guaranty, as applicable, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

(c)  Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Borrower to each relevant Loan Document (x) to add Incremental Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such Incremental Term Loans in any determination of the Required Lenders and Lenders.

(d)  In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Company may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued and unpaid interest thereon, accrued and unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued and unpaid interest and fees) or the Company (in the case of all other amounts), and (c) such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this

Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including the reasonable fees, charges and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent and the Issuing Bank and one additional counsel for all the Lenders (other than the Administrative Agent) and additional counsel in light of actual or potential conflicts of interest or the availability of different claims of defenses) in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Company shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, any material breach by any of them of the Loan Documents or disputes between and among Indemnitees (not arising as a result of any act or omission by the Company or any of its Affiliates).

(c)  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, and each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, in each case, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising form the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)      Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of Revolving Commitments and Revolving Loans) or $1,000,000 (in the case of a Term Loan) unless each of the Company and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) a Lender may only assign or transfer any of such Lender’s rights and benefits in respect of a Loan made to a Swiss Borrower to an assignee which is a Swiss Qualifying Bank.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) a Lender or Participant, as the case may be, may only sell participations to one or more Swiss Qualifying Banks in respect of a Loan made to a Swiss Borrower.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender (it being understood that the documentation required under Section 9.04 shall be delivered to the participating Lender).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the

Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without prejudice to the references to legal concepts of certain other jurisdictions in Article VIII hereof.

(b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Each Foreign Subsidiary Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City.  The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary).  Said designation and appointment shall be irrevocable by each such Foreign Subsidiary Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by such Foreign Subsidiary Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof and such Foreign Subsidiary Borrower shall have been terminated as a Borrower hereunder pursuant to Section 2.23.  Each Foreign Subsidiary Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) such Foreign Subsidiary Borrower at its address set forth in the Borrowing Subsidiary Agreement to which it is a party or to any other address of which such Foreign Subsidiary Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  Each Foreign Subsidiary Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary Borrower.  To the extent any Foreign Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its and its Affiliates’ directors and advisors to such directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section (with the disclosing Administrative Agent, Issuing Bank or Lender, as applicable, responsible for such Person’s compliance with this Section)), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing Person agrees, to the extent practicable and not prohibited by law, to use commercially reasonable efforts to inform the Company promptly thereof prior to such disclosure), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES, ITS OBLIGATIONS TO THE COMPANY AND THE LOAN PARTIES UNDER THE LOAN DOCUMENTS AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)           ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES, ITS OBLIGATIONS TO THE COMPANY AND THE LOAN PARTIES UNDER THE LOAN DOCUMENTS AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14.  Release of Pledged Equity.  (a) Each Lender and each Departing Lender hereby authorize the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any and all Pledged Equity provided under any Pledge Agreement pursuant to the Existing Credit Agreement.

(b)  Each Lender and each Departing Lender hereby authorizes the Administrative Agent to release as its representative in its name and on its behalf any German law governed pledges and to agree to, execute and accept on its behalf as its representative in its name and on its behalf for such purpose any release agreement, any amendments, supplements and other alterations to such release agreements and all other transactions including agreements, documents, declarations (Willenserklaerungen) and acts (Handlungen) necessary, useful, appropriate or desirable in connection with such release agreements.

ARTICLE X

Cross-Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the last two sentences of this Article X, each Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, irrespective of the validity of the Obligations, waiving all rights of objection and defense arising from the Obligations, the payment when and as due of the Obligations of such other Borrowers.  Each Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.  Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of the Obligations.

Nothing in this Article X shall oblige a German GmbH Obligor to make a payment in respect of this Article X if and to the extent that the obligations under this Article X secure obligations of such German GmbH Obligor’s shareholder(s) and/or affiliated companies (verbundene Unternehmen) of such shareholder(s) within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than the Subsidiaries of such German GmbH Obligor) and such payment would cause such German GmbH Obligor not to have sufficient net assets (Reinvermögen) to maintain its stated share capital (Stammkapital) and as a result cause a violation of Sections 30, 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

Nothing in this Article X shall oblige a Swiss Borrower to make any payment in respect of this Article X for any other Loan Party which is not a Subsidiary of such Swiss Borrower unless such payments are limited to the amount of the freely disposable shareholders equity of such Swiss Borrower at the time of the enforcement of the obligations and liabilities under this Article X.  The freely disposable shareholder equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to such Swiss Borrower’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for own shares and revaluations as well as agio) to the extent such reserves are not available for distribution at the time of the enforcement of the obligations and liabilities of such Swiss Borrower under this Article X for the obligations under the Loan

Documents of any other Loan Party which is not a subsidiary of such Swiss Borrower, which amount shall be (a) determined on the basis of an audited annual or interim balance sheet of each Swiss Borrower, (b) approved by the auditors of each Swiss Borrower as distributable amount and (c) approved by a shareholders’ resolution of each Swiss Borrower in accordance with the provisions of the Swiss Code of Obligations.

Notwithstanding anything contained in this Article X to the contrary, no Foreign Subsidiary Borrower which is an Affected Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Obligation of, the Company or any Subsidiary Guarantor which is a Domestic Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRUKER CORPORATION, as the Company

By	/s/ FRANK H. LAUKIEN
	Name:	Frank H. Laukien, Ph.D.
Title:

BRUKER AXS GmbH, as a Foreign Subsidiary Borrower

By	/s/BERNARD KOLODZIEJ
	Name:	Bernard Kolodziej
	Title:	Managing Director

BRUKER DALTONIK GmbH, as a Foreign Subsidiary Borrower

By	/s/STEFAN RUGE ANDREA GEERKEN
	Name:	Stefan Ruge Andrea Geerken
	Title:	Managing Director Prokurist

BRUKER OPTIK GmbH, as a Foreign Subsidiary Borrower

By	/s/FRANK MÜLLER DR. ARNO SIMON
	Name:	Frank Müller, Dr. Arno Simon
	Title:	Managing Directors

BRUKER PHYSIK GmbH, as a Foreign Subsidiary Borrower

By	/s/STEPHAN WESTERMANN EBERHARD ECKERT
	Name:	Stephan Westermann; Eberhard Eckert
	Title:	Managing Director; Prokurist

BRUKER BIOSPIN INVEST AG, as a Foreign Subsidiary Borrower

By	/s/ TONY KELLER DANIEL SAUTER
	Name:	Tony Keller
	Title:	President of the Board
	Name:	Daniel Sauter
	Title:	Board Member

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

BRUKER BIOSPIN AG, as a Foreign Subsidiary Borrower

By	/s/ TONY KELLER DANIEL SAUTER
	Name:	Tony Keller; Daniel Sauter
	Title:	Vice-President; Board Member

BRUKER BIOSPIN INTERNATIONAL AG, as a Foreign Subsidiary Borrower

By	/s/DR. CHRISTOPH STRAUB ROGER DEUTSCH
	Name:	Dr. Christoph Straub; Roger Deutsch
	Title:	President of the Board; Board Member

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Swingline Lender, as Issuing Bank and as Administrative Agent

By	/s/ D. SCOTT FARQUHAR
	Name:	D. Scott Farquhar
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

BANK OF AMERICA, N.A., individually as a Lender and as Syndication Agent

By	/s/ LINDA ALTO
	Name:	Linda Alto
	Title:	SVP

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By	/s/ FREDERICK W. LAIRD
	Name:	Frederick W. Laird
	Title:	Managing Director

By	/s/ MING K. CHU
	Name:	Ming K. Chu
	Title:	Vice President

DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent

By	/s/ FREDERICK W. LAIRD
	Name:	Frederick W. Laird
	Title:	Managing Director

By	/s/ MING K. CHU
	Name:	Ming K. Chu
	Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, individually and as a Co-Documentation Agent

By	/s/ DIANE L. POCKAJ
	Name:	Diane L. Pockaj
	Title:	Managing Director

By	/s/ SANDY BAU
	Name:	Sandy Bau
	Title:	Associate

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

COMMERZBANK AG FRANKFURT / MAIN, on behalf of Stuttgart Branch individually as a Lender and as a Co-Documentation Agent

By	/s/ A. RUPP
	Name:	A. Rupp
	Title:	Associate

By	/s/ F. MÄDER
	Name:	F. Mäder
	Title:	Director

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

RBS CITIZENS, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Documentation Agent

By	/s/ MARK J. LUBELEZYK
	Name:	Mark J. Lubelezyk
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

WELLS FARGO BANK, N.A., as a Lender

By	/s/ JEFFREY KINNEY
	Name:	Jeffrey Kinney
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

CREDIT SUISSE AG, ZURICH/SWITZERLAND, as a Lender

By	/s/ MÜLLER CHRISTOPHE		BISCHOF GUIDO
	Name:	Müller Christophe	Bischof Guido
	Title:	Director	Director

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

TD BANK, N.A., as a Lender

By	/s/ MARLA WILLNER
	Name:	Marla Willner
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

THE NORTHERN TRUST COMPANY, as a Lender

By	/s/ CLIFF HOPPE
	Name:	Cliff Hoppe
	Title:	Second Vice President

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the Loan Documents executed in connection therewith and will not be a party to this Agreement.

DnB NOR Bank ASA, New York Branch, as a Departing Lender

By	/s/ KRISTIE LI
	Name:	Kristie Li
	Title:	Vice President

By	/s/ THOMAS TANGEN
		Name:	Thomas Tangen
		Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Bruker Corporation et al

SCHEDULE 2.01

REVOLVING COMMITMENTS AND OUTSTANDING TERM LOANS

LENDER	REVOLVING COMMITMENT	OUTSTANDING TERM LOAN

JPMORGAN CHASE BANK, N.A.	$50,000,000.00	$15,888,158.33
BANK OF AMERICA, N.A.	$50,000,000.00	$7,598,684.11
DEUTSCHE BANK AG NEW YORK BRANCH	$30,000,000.00	$9,671,052.29
COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES	$15,000,000.00	$9,671,052.29
COMMERZBANK AG, STUTTGART BRANCH	$15,000,000.00	$9,671,052.29
RBS CITIZENS, NATIONAL ASSOCIATION	$30,000,000.00	$23,067,121.97
WELLS FARGO BANK, N.A.	$30,000,000.00	$12,853,931.01
CREDIT SUISSE AG, ZURICH/SWITZERLAND	$15,000,000.00	$6,217,105.31
TD BANK, N.A.	$15,000,000.00	$6,217,105.31
THE NORTHERN TRUST COMPANY	$0.00	$4,144,737.09

AGGREGATE COMMITMENT	$250,000,000.00	$105,000,000.00

SCHEDULE 2.02

MANDATORY COST

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                 The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent.  This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)                                      in relation to a Loan in Pounds Sterling:

 per cent. per annum

(b)                                     in relation to a Loan in any currency other than Pounds Sterling:

 per cent. per annum.

Where:

A                           is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B                             is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C                             is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                            is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E                              is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                                      “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)                                     “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)                                      “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)                                     “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)                                      “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)                                        “Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

(g)                                     “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)                                     “Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.                                 In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.                                 If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of

2

charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                 Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)             the jurisdiction of its Facility Office; and

(b)             any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.                                 The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.                           The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                           The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                           Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.                           The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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Schedule 2.06

Existing Letters of Credit

		EXPIRY/MATURITY		OUTSTANDING USD
JPM REF NUMBER	RELEASE DATE	DATE	BENEFICIARY NAME	EQUIVALENT
IJII-521511	03/29/11	07/05/11	M.BRAUN INTERGAS-SYSTEM GMBH	$32,606.20
CPCS-932315	05/17/11	06/02/12	china east resources import and	$26,820.00
CPCS-932314	05/17/11	04/01/12	new metallurgy hi-tech group co ltd	$15,000.00
CPCS-874456	11/16/10	01/31/12	china citic bank fka: citic	$13,530.00
CPCS-871803	10/28/10	05/25/11	public procurement service	$14,000.00
CPCS-817766	04/07/10	09/30/11	teaching instrument supply center	$15,950.00
CPCS-484350	05/17/11	12/24/12	SHANGHAI XIETONG (GROUP) CO., LTD.	$11,160.00
CPCS-484212	05/17/11	03/30/12	SHANGHAI INTERNATIONAL SCIENCE AND	$10,930.00
CPCS-483321	02/14/11	05/23/12	CHINA PETROCHEMICAL INTERNATIONAL	$16,335.00
				$156,331.20

Schedule 3.01

Organization; Powers; Subsidiaries

The following is a listing of each Subsidiary of the Company:

Name of Subsidiary	Jurisdiction of Incorporation	Material Subsidiary	Capitalization	Description of each class of securities issued and outstanding (only for entities w/o 100% ownership)
Bruker AXS Inc.	Delaware, U.S.A.	Yes	100%	N/A
Bruker BioSciences Security Corporation	Massachusetts, U.S.A.	No	100%	N/A
Bruker BioSpin Corporation	Massachusetts, U.S.A.	Yes	100%	N/A
Bruker Daltonics Inc.	Delaware, U.S.A.	No	100%	N/A
Bruker-Michrom, Inc.	California, U.S.A.	No	100%	N/A
Bruker Energy & Supercon Technologies, Inc.	Delaware, U.S.A.	No	100%	N/A
Bruker Optics Inc.	Delaware, U.S.A.	No	100%	N/A
Bruker HTS GmbH	Germany	No	100%	N/A
Hydrostatic Extrusions Ltd.	United Kingdom	No	100%	N/A
Bruker Advanced Supercon GmbH	Germany	No	100%	N/A
Bruker EAS GmbH	Germany	No	100%	N/A
RI Research Instruments GmbH	Germany	No	51% owned by Bruker Energy & Supercon Technologies, Inc. 18% owned by Mr. Michael Peiniger 8% owned by Dr. Hans-Udo Klein 5% owned by Mr. Hanspeter	Common stock interest represented by percentage interest

			Vogel 4% owned by Mr. Christian Peil 4% owned by Mr. Michael Pekeler 4% owned by Mr. Stefan Bauer 2% owned by Mr. Wolfgang Diete 2% owned by Dr. Burkhard Prause 2% owned by Dr. Klaus Schlenga
Bruker AXS GmbH	Germany	No
Bruker AXS Handheld Inc.	Delaware, U.S.A.	No	100%	N/A
Bruker AXS K.K.	Japan	No	100%	N/A
Bruker AXS B.V.	Netherlands	No	100%	N/A
Bruker Nano, Inc.	Arizona, United States	Yes	100%	N/A
Bruker Austria GmbH	Austria	No	100%	N/A
Bruker AXS Analytical Instruments Pvt. Ltd.	India	No	100%	N/A
Bruker AXS Nordic AB	Sweden	No	100%	N/A
Bruker AXS Pte Ltd	Singapore	No	100%	N/A
Bruker AXS SAS	France	No	100%	N/A
Bruker Baltic OU	Estonia	No	100%	N/A
Bruker do Brasil Ltda.	Brazil	No	100%	N/A
Bruker Elemental GmbH	Germany	No	100%	N/A
Bruker Mexicana S.A. de C.V.	Mexico	No	100%	N/A
Bruker Polska Sp. Z o.o.	Poland	No	100%	N/A
Bruker South Africa (Pty) Ltd.	South Africa	No	100%	N/A
MRI Physikalische Gerate GmbH	Germany	No	100%	N/A
Bruker Nano GmbH	Germany	No	100%	N/A
S.I.S. Inc.	California, U.S.A.	No	100%	N/A
InCoaTec GmbH	Germany	No	51% owned by Bruker AXS	Common stock interest

			GmbH 20% owned by Dr. Carsten Michaelsen 14% owned by Dr. Joerg Wiesmann 5% owned by Klaus Wulf 10% owned by Dr. Ruediger Bormann	represented by percentage interest
Spectral Solutions AB	Sweden	No	100%	N/A
Bruker BioSpin Invest AG	Switzerland	No	100%	N/A
Bruker BioSpin AG	Switzerland	Yes	100%	N/A
Bruker BioSpin Espanola S.A.	Spain	No	100%	N/A
Bruker BioSpin International AG	Switzerland	No	100%	N/A
Bruker BioSpin K.K.	Japan	No	100%	N/A
Bruker BioSpin Korea Co. Ltd.	Korea	No	100%	N/A
Bruker BioSpin MRI GmbH	Germany	No	100%	N/A
Bruker BioSpin MRI Inc.	Massachusetts, U.S.A.	No	100%	N/A
Bruker BioSpin MRI Ltd.	United Kingdom	No	100%	N/A
Bruker BioSpin Scandinavia AB	Sweden	No	100%	N/A
Bruker BioSpin B.V.	Netherlands	No	100%	N/A
Bruker BioSpin Ltd.	Canada	No	100%	N/A
Bruker BioSpin Ltd.	United Kingdom	No	100%	N/A
Bruker BioSpin S.A.	France	No	100%	N/A
Bruker BioSpin S.A./N.V.	Belgium	No	100%	N/A
Bruker BioSpin S.r.l.	Italy	No	100%	N/A
Bruker Portugal Unipessoal Lda.	Portugal	No	100%	N/A
Bruker Scientific Israel Ltd.	Israel	No	100%	N/A
Bruker (Beijing) Technologies & Services Co. Ltd.	China	No	100%	N/A
Bruker (Malaysia) SDN BHD	Malaysia	No	100%	N/A
Bruker BioSpin Pte Ltd.	Singapore	No	100%	N/A
Bruker Ltd.	Russia	No	100%	N/A
Bruker India Scientific PVT, Ltd.	India	No	100%	N/A
Bruker AXS Ltd.	United Kingdom	No	100%	N/A
Oxford Research Systems Ltd.	United	No	100%	N/A

	Kingdom
Bruker BioSpin PTY Ltd.	Australia	No	100%	N/A
Bruker India Suppliers PVT, Ltd.	India	No	100%	N/A
Bruker Physik GmbH	Germany	Yes	100%	N/A
Bruker BioSpin GmbH	Germany	Yes	100%	N/A
Perch Solutions OY	Finland

51% owned by Bruker BioSpin GmbH

7% owned by Mr. Tommi Hassinen

8% owned by Mr. Samuli-Petrus Korhonen

15% owned by Mr. Matthias Niemitz

4% owned by Mr. Mikael Perakyla

15% owned by Mr. Reino Laatikinen

				Common stock interest represented by percentage interest
Bruker Daltonik GmbH	Germany	Yes	100%	N/A
Bruker BioSciences Espanola S.A.	Spain	No	100%	N/A
Bruker BioSciences Korea Co., Ltd.	South Korea	No	100%	N/A
Bruker BioSciences Pty. Ltd.	Australia	No	100%	N/A
Bruker Taiwan Co. Ltd.	Taiwan	No	100%	N/A
Bruker Daltonics K.K.	Japan	No	100%	N/A
Bruker Daltonics Pte Ltd	Singapore	No	100%	N/A
Bruker Daltonics Pty Ltd.	South Africa	No	100%	N/A
Bruker Daltonics Scandinavia AB	Sweden	No	100%	N/A
Bruker Daltonics SPRL/BVBA	Belgium	No	100%	N/A
Bruker Chemical Analysis B.V.	Netherlands	No	100%	N/A
Bruker Daltonics GmbH	Switzerland	No	100%	N/A
Bruker Daltonics Ltd.	United Kingdom	No	100%	N/A
Bruker Daltonics S.r.l.	Italy	No	100%	N/A
Bruker Daltonique S.A.	France	No	100%	N/A
Bruker Detection Corporation	Massachusetts, U.S.A.	No	100%	N/A

Bruker Daltonics s.r.o.	Czech Republic	No	100%	N/A
Bruker Saxonia Mechanik GmbH	Germany	No	100%	N/A
Bruker Daltonics Pvt. Ltd.	India	No	100%	N/A
Bruker Optics K.K.	Japan	No	100%	N/A
Bruker Optics GmbH	Switzerland	No	100%	N/A
Bruker Optics LTD	Canada	No	100%	N/A
Bruker Optics Ltd.	United Kingdom	No	100%	N/A
Bruker Optik GmbH	Germany	No	100%	N/A
Bruker Instruments Ltd.	China	No	100%	N/A
Bruker Optics AB	Sweden	No	100%	N/A
Bruker Optics Ukraine	Ukraine	No	100%	N/A
Bruker Optics B.V.	Netherlands	No	100%	N/A
Bruker Optics S.r.l.	Italy	No	100%	N/A
Bruker Optik Asia Pacific Limited	Hong Kong	No	100%	N/A
Bruker Optique SA	France	No	100%	N/A
Bruker Sigma GmbH	Germany	No	100%	N/A
Bruker Optics Korea	South Korea	No	100%	N/A
Bruker Optics Taiwan Ltd.	Taiwan	No	100%	N/A
Bruker Optik Southeast Asia Pte Ltd	Singapore	No	100%	N/A

All Foreign Subsidiaries and all Foreign Subsidiary Borrowers have been determined to be Affected Foreign Subsidiaries.

The following is a list of options, warrants or other rights of any Person to acquire, or obligations of the Company or any Subsidiary to issue, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary:

Pursuant to the Bruker Corporation 2010 Incentive Compensation Plan, the Company is authorized to grant Company directors, officers and employees up to 8,000,000 options to purchase shares of the Company’s common stock or grant restricted shares of the Company’s common stock.

Schedule 3.03

Governmental Approvals

None.

Schedule 6.01

Indebtedness

Legal Entity	Description	Amount Outstanding
		(in thousands)

Bruker Biospin

Bruker BioSpin S.A. (France)	Capital lease obligation related to a buildings in France	$3,993

Various	Bank guarantees and letters of credit with expiration dates between 2011 and 2014 related primarily to obligations under sales and warranty agreements	52,515

Bruker Daltonics

Various	Bank guarantees and letters of credit with expiration dates between 2011 and 2014 related primarily to obligations under sales and warranty agreements	$10,523

Bruker MAT

Bruker AXS K.K. (Japan)	Capital lease obligation related to a leaseholds in Japan	$919

Various	Bank guarantees and letters of credit with expiration dates between 2011 and 2013 related primarily to obligations under sales and warranty agreements	16,313

Legal Entity	Description	Amount Outstanding
		(in thousands)

Bruker Optics

Various	Bank guarantees and letters of credit with expiration dates between 2011 and 2014 related primarily to obligations under sales and warranty agreements	$3,092

Bruker Energy & Supercon Technologies

Various	Bank guarantees and letters of credit with expiration dates between 2011 and 2014 related primarily to obligations under sales and warranty agreements	$37,092

Schedule 6.02

Liens

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrowers:	Bruker Corporation and certain Foreign Subsidiary Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Amended and Restated Credit Agreement dated as of May 24, 2011 among Bruker Corporation, the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                 , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By:
Title:

[Consented to:]

BRUKER CORPORATION

By:
Title:

2

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (including, to the extent applicable, that it is a Swiss Qualifying Bank), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B-1

FORM OF OPINION OF SPECIAL U.S. COUNSEL FOR THE LOAN PARTIES

May     , 2011

To the Lenders and the

Administrative Agent Referred to Below

c/o JPMorgan Chase Bank, N.A.,

as Administrative Agent

1 Chase Tower

Chicago, Illinois 60603

Ladies and Gentlemen:

This opinion is furnished to you in connection with the execution and delivery by Bruker Corporation, a Delaware corporation (the “Company”) of the Amended and Restated Credit Agreement dated as of May    , 2011 (the “Credit Agreement”), by and among the Company, certain foreign affiliates of the Company, the Lenders and agents named therein and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”).  This opinion is rendered to you, at the request of the Company, pursuant to Section 4.01(b)(i) of the Credit Agreement.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

We have acted as special counsel to the Company and the other entities listed on Schedule 1 hereto (collectively with the Company herein called the “Loan Parties”) in connection with the preparation, execution and delivery of the Credit Agreement and the transactions contemplated therein.  In connection with such representation, we have examined originals, or copies identified to our satisfaction as being true copies, of the following:

(1)           The Credit Agreement;

(2)           The forms of promissory notes attached as exhibits to the Credit Agreement;

(3)           The Subsidiary Guaranty;

(4)           The Certificate of Incorporation of each Loan Party, other than Bruker Nano Inc. (“Nano”) and Bruker Biospin Corp. (“Biospin”), as amended to date and certified by the Secretary of State of the State of Delaware;

(5)           The Articles of Incorporation of Nano, as amended to date and certified by the Secretary of State of the State of Arizona;

(6)           The Articles of Organization of Biospin, as amended to date and certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts;

(7)           The By-laws of each Loan Party, as amended to date, certified by its Secretary;

(8)           Resolutions of the directors of each Loan Party certified by its Secretary, approving the transactions contemplated by the Loan Documents to which it is a party; and

(9)           Certificates of the Secretary of State of the State of Delaware or in the case of Nano, the Secretary of State of the State of Arizona and Biospin, the Secretary of the Commonwealth of the Commonwealth of Massachusetts, regarding the legal existence and corporate good standing of each Loan Party dated as of a recent date.

The agreements, documents and instruments referred to in clauses (1) through (3) above are referred to in this letter as the “Loan Documents.” References to “the UCC” appearing in this opinion shall refer to the Uniform Commercial Code as presently in effect in the State of New York.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and instruments, corporate records, certificates of public officials and of officers of the Loan Parties, and such other documents and records and such matters of law as we have deemed necessary as a basis for the opinions set forth below.  As to questions of fact material to such opinions, we have relied, without independent verification, upon certificates of public officials and of officers of the Loan Parties, copies of which have been delivered to you, and the factual accuracy and completeness of all the representations and warranties made by the parties to the Loan Documents and the other documents executed by the Loan Parties in connection with the transactions contemplated by the Loan Documents.  The opinions expressed herein as to the valid existence and good standing of each Loan Party are as of the date of the certificates referred to in clause (9) above and are based solely on such certificates and our examination of the charter documents of such Loan Party as referenced in clauses (4) through (6) above.

As used in this opinion and unless otherwise specified herein, the phrases “to our knowledge,” “known to us” and the like refer to the actual present knowledge of lawyers currently in this firm who have performed substantive legal services on behalf of the Company or any of the other Loan Parties in connection with the transactions referred to herein, without any independent investigation or file or docket review.

For purposes of this opinion, we have assumed, with your permission and without independent verification, (a) the genuineness of all signatures, (b) the legal capacity of all natural persons who have signed documents examined by us, (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (d) that each of the parties to the Loan Documents other than the Loan Parties has all requisite power and authority to enter into and perform its respective obligations in connection with the transactions described in the Loan Documents to which it is a party and has duly authorized, executed and delivered such Loan Documents and all other relevant documents, and that each such Loan Document is enforceable in accordance with its terms against each of the parties thereto other than the Loan Parties.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and, for purposes of the opinions set forth in paragraphs 1, 2 and 3 and clauses (a) and (b) of paragraph 4 below, the General Corporation Law of the State of Delaware.

For purposes of the opinion rendered in paragraph 4(c) below, we have reviewed the contracts specified in Schedule 2 hereto (“Applicable Contracts”), which are all of the material contracts to which any of the Loan Parties is a party and which are referred to in the Company’s Form 10-K filed with the SEC (the “SEC Filing”).  We have made no independent determination, inquiry or verification as to whether there are other or additional material contracts which any of the Loan Parties is a party, disclaim any obligation to do so and have assumed that all material contracts disclosed in the SEC Filing are all of the material contracts to which any of the Loan Parties is a party.

4

Based upon the foregoing and in reliance thereon and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

1.             Each Loan Party other than Nano and Biospin is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Nano is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  Biospin is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

2.             Each Loan Party (a) has all requisite power and authority to carry on its business as now conducted and (b) to our knowledge, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.             The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or other equityholder action.  Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

4.             The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Applicable Contract or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except as specifically set forth in the Loan Documents.

5.             To our knowledge, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or threatened against or affecting any Loan Party (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) that involve any Loan Document or the Transactions.

6.             None of the Loan Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

The opinions contained herein are subject to the following conditions and qualifications:

(A)          We express no opinion as to any provision of any Loan Document to the extent it provides that the Agent or any Lender may set off and apply any deposits at any time held, or any other indebtedness at any time owing, by such Lender or participant to or for the account of any Loan Party.

(B)           Our opinions are subject to the following:  (i) bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights, (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law, and to the discretion of the court before which any such proceeding may be brought and (iii)

5

public policy considerations or court decisions which may limit the rights of any party to obtain certain remedies for indemnification.

(C)           We express no opinion as to the applicability or effect of Sections 364, 547, 548 or 552 of the U.S. Bankruptcy Code or any comparable provision of state law on the Loan Documents or any transaction contemplated thereby.

The opinions set forth in this letter are limited to the specific issues addressed herein and to statutes, regulations, rules, decisions, decrees and facts existing on the date hereof.  In rendering such opinions, we disclaim any obligation to advise any party to whom this opinion is addressed of any change in any of these sources of law or of any subsequent legal or factual developments which might affect any matters addressed or opinions set forth herein.

The opinions set forth herein are rendered solely to the parties to whom this letter is addressed, are solely for the benefit of such parties (and their successors and assigns) in connection with the transactions contemplated by the Credit Agreement, and may not be relied upon by them for any other purpose.  No other persons or entities may rely or claim reliance upon this letter. This letter may not be quoted in whole or in part, distributed or disclosed, except to your counsel, to participants or assignees or to an applicable regulatory authority or pursuant to legal process, without our prior written consent.

Very truly yours,

6

EXHIBIT B-2

FORM OF OPINION OF SPECIAL SWISS COUNSEL FOR THE LOAN PARTIES

JPMorgan Chase Bank, N.A.

as Administrative Agent

and the Lenders to Bruker

Corporation under the Credit Agreement

(as defined below)

Zurich, May 24, 2011

Bruker Corporation / Credit Agreement

Dear Sir or Madam:

We have acted as special Swiss counsel to the Swiss Borrowers (as defined below) in connection with a Credit Agreement (the “Credit Agreement”) dated as of May 24, 2011 among, inter alia, Bruker Corporation as borrower (the “Company”), Bruker BioSpin Invest AG (“BioSpin Invest”), Bruker BioSpin AG (“BioSpin AG”) and Bruker BioSpin International AG “BioSpin International”, together with BioSpin Invest and BioSpin AG, the “Swiss Borrowers” and each of the Swiss Borrowers as “Swiss Borrower”) and JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”) and the Lenders (as defined in the Agreement) and agents party to the Credit Agreement.  We have been requested to render an opinion in connection with certain issues of Swiss law.

Capitalized terms and expressions shall have the same meaning as in the Agreement unless otherwise defined herein.

DOCUMENTS REVIEWED

For the purposes of this opinion letter, we have examined the following documents:

A.1                             An execution copy of the Credit Agreement;

A.2                             the form of the Revolving Loan Note and of the Term Loan Note (together the “Notes”, together with the Credit Agreement the “Agreements” and each of them an “Agreement”);

A.3                             a copy of the corporate documents of BioSpin Invest (the “BioSpin Invest Corporate Documents”):

A.3.1                    a certified copy of an excerpt of the commercial register (Handelsregisterauszug) of the Canton of Zug dated May 9, 2011 in respect to BioSpin Invest (the “BioSpin Invest Excerpt”);

A.3.2                    a certified copy dated May 9, 2011 of the articles of association (Statuten) of BioSpin Invest (the “BioSpin Invest Articles”);

A.3.3                    a copy of the resolution of the extraordinary shareholders meeting of BioSpin Invest dated May 17, 2011 (the “BioSpin Invest Shareholders Resolution”);

A.3.4                    a copy of the resolution of the board of directors of BioSpin Invest dated May 17, 2011 (the “BioSpin Invest Board Resolution”);

A.3.5                    a copy of a certificate dated as of May 24, 2011 and signed by Dr. Toni Keller, president of the board of directors, and Dr. Daniel Sauter, member of the Board of directors, of BioSpin Invest (the “BioSpin Invest Director’s Certificate”);

A.4          a copy of the corporate documents of BioSpin AG (the “BioSpin AG Corporate Documents”):

A.4.1                    a certified copy of an excerpt from the commercial register (Handelsregisterauszug) of the Canton of Zurich dated May 9, 2011 in respect to BioSpin AG (the “BioSpin AG Excerpt”);

A.4.2                   a certified copy dated May 9, 2011 of the articles of association (Statuten) of BioSpin AG (the “BioSpin AG Articles”);

A.4.3                    a copy of the resolution of the extraordinary shareholders meeting of BioSpin AG dated May 17, 2011 (the “BioSpin AG Shareholders Resolution”);

A.4.4                    a copy of the resolution of the board of directors of BioSpin AG dated May 17, 2011 (the “BioSpin AG Board Resolution”);

A.4.5                    a copy of a certificate dated as of May 24, 2011 and signed by Dr. Toni Keller, vice-president of the board of directors, and Dr. Daniel Sauter, member of the Board of directors, of BioSpin AG (the “BioSpin AG Director’s Certificate”);

A.5                             a copy of the corporate documents of BioSpin International (the “BioSpin International Corporate Documents”):

A.5.1                    a certified copy of an excerpt of the commercial register (Handelsregisterauszug) of the Canton of Zug dated May 9, 2011 in respect to BioSpin International (the “BioSpin International Excerpt”, together with the BioSpin Invest Excerpt and the BioSpin AG Excerpt, the “Swiss Borrowers Excerpts”);

8

A.5.2                    a certified copy dated May 9, 2011 of the revised articles of association (Statuten) of BioSpin International (the “BioSpin International Articles”, together with the BioSpin Invest Articles and the BioSpin AG Articles, the “Swiss Borrowers Articles”);

A.5.3                    a copy of the resolution of the extraordinary shareholders meeting of BioSpin International dated May 17, 2011 (the “BioSpin International Shareholders Resolution”, together with the BioSpin Invest Shareholders Resolution and the BioSpin AG Shareholders Resolution, the “Swiss Borrowers Shareholders Resolutions”);

A.5.4                    a copy of resolution of the board of directors of BioSpin International dated May 17, 2011 (the “BioSpin International Board Resolution”, together with the BioSpin Invest Board Resolution and the BioSpin AG Board Resolution, the “Swiss Borrowers Board Resolutions”); and

A.5.5                   a copy of a certificate dated as of May 24, 2011 and signed by Dr. Christoph Straub, president of the board of directors, and Roger Deutsch, member of the Board of directors, of BioSpin International (the “BioSpin Internatonal Director’s Certificate”) the BioSpin Invest Corporate Documents together with the BioSpin AG Corporate Documents and the BioSpin International Corporate Documents, the “Swiss Borrowers Corporate Documents”).

For the purposes of this opinion letter, we have reviewed no documents other than those mentioned in this section A. Therefore, we express no opinion on, or in connection with, any such other agreements or documents.

B.            ASSUMPTIONS

In giving our opinion, we have assumed the following:

B.1                               All signatures on the documents submitted to us (and on any and all agreements and documents referred to therein) or on the originals thereof are genuine.

B.2                               Copies submitted to us are true and complete and conform to the originals thereof.

B.3                               None of the documents submitted to us (and none of the agreements and documents referred to therein) has been amended, rescinded or revoked.

B.4                               Each of the parties (other than the Swiss Borrowers) to the Agreements (and to any and all agreements and documents referred to therein) is a company, other legal entity, partnership or other organization duly organized, validly existing and in good standing (where such concept is legally relevant) under the laws of the jurisdiction of its incorporation and/or establishment and has the requisite capacity, power and authority to enter into the transactions contemplated by any Agreement (and to any and all agreements and documents referred to therein) and to perform its respective rights and obligations thereunder.

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B.5                               The execution, delivery and performance of the Agreements (and of any and all agreements and documents referred to therein) by all parties thereto (other than the Swiss Borrowers) have been or, where appropriate, will be duly authorized by all action necessary under applicable law, the articles of incorporation (if applicable) and the internal regulations (if applicable) of each such party.

B.6                               The Agreements (and any and all agreements and documents referred to therein) have been or, where appropriate, will be duly signed, executed and delivered by representatives of all the parties thereto (other than the Swiss Borrowers) with the requisite signing authority conferred on them in accordance with applicable law, the articles of incorporation (if applicable) and the internal regulations (if applicable) of each such party.

B.7                               The Agreements (and any and all agreements and documents referred to therein), upon signature and execution, will be legal, valid, binding and enforceable in accordance with its terms under the laws of the State of New York, by which they are expressed to be governed, and the choice of such laws was freely made by the parties thereto and for bona fide purposes. The Agreements have been, or will be, entered into, and the execution and completion thereof (and of any and all agreements and documents referred to therein) have been, or will be, carried out for bona fide commercial reasons by each of the parties thereto. None of the directors or officers of the respective party has or had a conflict of interest with such party in respect of any Agreement (and any and all agreements and documents referred to therein) that would preclude him from validly representing (or granting a power of attorney in respect of the documents for) the respective party.

B.8                               All conditions and prerequisites provided for in each Agreement (and in any and all agreements and documents referred to therein) have been met or waived.

B.9                               All representations and warranties made by any one of the parties in any Agreement (and in any and all agreements and documents referred to therein) are, when made or repeated or deemed to be made or repeated, true and accurate.

B.10                         Each of the parties to the Agreements has duly performed, or will duly perform, all obligations thereunder (and under any and all agreements and documents referred to therein) by which it is bound in accordance with the respective terms thereof.

B.11                         To the extent any document has to be executed or any obligation under any Agreement (or under any and all agreements and documents referred to therein) has to be performed under any law other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction, and all parties to such Agreement (and any and

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all agreements and documents referred to therein) will comply with all matters of validity and enforceability under any law.

B.12                         None of the parties to any Agreement (or to any and all agreements and documents, referred to therein) has passed a voluntary winding-up resolution, nor has a petition been presented or order been made by a court for the winding up, dissolution, bankruptcy, receivership, moratorium or administration of any such party, and no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any such parties or any of their assets or revenues.

B.13                         At the time of entering into any Agreement (and any and all agreements and documents referred to therein), each of the Swiss Borrowers is not, and there are no reasonable grounds to believe that in the future any of the Swiss Borrowers will be, impendingly illiquid (drohend zahlungsunfähig), illiquid (zahlungsunfähig) or overindebted (überschuldet).

B.14                         The Swiss Borrowers Corporate Documents are unchanged and correct as of the date hereof, and no changes have been made which should have been, or should be, reflected in such documents as of the date hereof.

B.15                         The Swiss Borrowers Board Resolutions and the Swiss Borrowers Shareholders Resolutions (i) have each been duly resolved in respective meetings duly convened or otherwise in the manner set forth therein, (ii) accurately reflect the resolutions and other matters stated therein, and (iii) are each in full force and effect.

C.            OPINION

Based on the assumptions and subject to the qualifications set forth herein, we are of the opinion that:

C.1                               Each of the Swiss Borrowers has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) pursuant to articles 620 et seq. of the Swiss Code of Obligations (“CO”).

C.2                               Each of the Swiss Borrowers has the corporate power and authority to enter into each Agreement to which it is a party, and the execution, delivery and performance by each of the Swiss Borrowers of such Agreement have been duly authorized by the respective Swiss Borrower.

C.3                               The execution, delivery and performance by the Swiss Borrowers of each Agreement to which it is a party do not violate (i) any provision of the respective Swiss Borrowers Articles or (ii) any laws or ordinances of Switzerland applicable to the Swiss Borrowers.

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C.4                               The choice of the law of the State of New York governing each Agreement as set forth in such Agreement is a valid choice of law under the laws of Switzerland, and will be recognized and applied by the courts of Switzerland.

C.5                               Each of the Swiss Borrowers has the corporate power to submit to the jurisdiction of the Supreme Court of the State of New York sitting in New York and of the United States District Court of the Southern District of New York, and the submission to the jurisdiction of the such courts is valid and legally binding on each of the Swiss Borrowers.

C.6                               It is not necessary under the laws of Switzerland that any Lender, the Syndication Agent, the Administrative Agent or the Arrangers be licensed, authorized or otherwise entitled to carry on business in Switzerland in order to enable it to enforce its rights under any Agreement.

C.7                               To ensure the legality, validity enforceability or admissibility in evidence of each Agreement in Switzerland or any political subdivision thereof, it is not necessary that any Agreement be filed, recorded or enrolled with any governmental or public body or court authority in Switzerland.

C.8                               Each of the Swiss Borrowers has no right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from attachment or from execution or any other legal process in respect of any of its obligations under any Agreement.

C.9                               A final judgment against any of the Swiss Borrowers in respect of any Agreement duly obtained in the court of the Supreme Court of the State of New York sitting in New York or of the United States District Court of the Southern District of New York would be recognized and enforced in Switzerland without re-trial or re-examination of the merits in the case.

D.            QUALIFICATIONS

The opinions set forth herein are subject to the following qualifications:

D.1                              We have not been retained as tax or regulatory counsel and, therefore, express no opinion on any tax matters nor on regulatory issues relating to any of the Swiss Borrowers or any of its subsidiaries or such transactions.

D.2                              The opinions expressed herein are limited to the laws of Switzerland as in force on the date hereof and as currently applied and construed by the courts of Switzerland. In the absence of statutory or established case law, we base our opinion on our independent professional judgement. We have not investigated and do not express or imply any opinion herein concerning any other laws.

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D.3                              Where we refer to enforceability, we only express an opinion as to enforceability under the rules of procedure applicable in Switzerland. The terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used above mean that the obligations assumed by the relevant party under the relevant document are of a type which Swiss law generally recognizes and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. Enforceability of the Agreements may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors and secured parties in general (including, without limitation, provisions relating to voidable preferences), general equitable principles (including, but not limited to, the abuse of rights (Rechtsmissbrauch)), the principle of good faith (Grundsatz von Treu und Glauben) and Swiss public policy (ordre public) as defined in articles 17—19 of the Swiss Private International Law Act, as amended (the “PILA”).

Enforcement before the courts of Switzerland will in any event be subject to:

(i)                     the nature of the remedies available in the Swiss courts (and nothing in this opinion letter must be taken as indicating that specific performance (other than for the payment of a sum of money) or injunctive relief would be available as remedies for the enforcement of such obligations ); and

(ii)                  the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere.

D.4                              Based on mandatory Swiss law, the appointment of the Syndication Agent or of the Administrative Agent and its authorization as well as the appointment of any process agent are revocable at any time; furthermore, the Administrative Agent and the Syndication Agent and any process agent may resign at any time. Under Swiss law, a power of attorney may be revoked and terminated any time even though stated to be irrevocable or to be subject to other limitations.

D.5                              Based on mandatory Swiss law, the liability of the parties to any Agreement may not be excluded for willful misconduct or gross negligence; furthermore, if the Administrative Agent or the Syndication Agent is a bank or another person that conducts a business that is carried on under an official license, even the exclusion for liability for simple negligence (leichte Fahrlässigkeit) may be considered to be null and void at the discretion of the court seized.

D.6                              The validity of the choice of the laws of the State of New York as the governing law of any Agreement is subject to the qualifications referred to in any applicable treaty and in Articles 17 et seq. PILA with regard to the applicability of a foreign law in cases of conflicts with Swiss public policy or the application of mandatory provisions of Swiss or a foreign law.

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D.7                              The enforceability of a commitment by a party to provide another party with data relating to third parties or with inspection rights relating to such data may be limited by applicable laws relating to data protection and/or business secrecy protection.

D.8                              A certificate, determination or opinion of a party to any Agreement or a third party might be held by a Swiss court not to be conclusive without further proof of the relevant facts.

D.9                              The exercise of discretion or the giving of an opinion by a party to any Agreement or by a third party or the reliance by any such party on certain circumstances may not be valid unless such discretion is exercised reasonably or such opinion or reliance is based on reasonable grounds.

D.10                        A notice given to, but not actually received by, a party to any Agreement may be considered not to have been properly given, and a notice received after the date of its effectiveness as provided for in such Agreement may be considered to have been given on the date of actual receipt only.

D.11                        The question whether a provision of any Agreement that is invalid or unenforceable may be severed from other provisions is determined at the discretion of the court seized.

D.12                        In making references to the terms of any Agreement, other agreements or documents, no opinion is expressed as to whether these are sufficiently specified or leave room for interpretation or whether they may otherwise be subject to interpretation in accordance with Swiss law principles on the interpretation of agreements (Vertrauensprinzip), including, without limitation, the interpretation of agreements or other documents which have to be filed with the court in a form translated into any language other than the language of their origin, which may become a matter of the discretion of the court seized.

D.13                        No opinion is expressed as to the accuracy of the representations and warranties on facts set out in the documents reviewed or the factual background assumed therein.

D.14                        Claims may become barred under statutes of limitation or prescription, or may be or become subject to available defenses such as lapse of time, the failure to take action, set-off, retention, counterclaim, misrepresentation, material error, duress or fraud. Further, limitations may apply with respect to any indemnification and contribution undertakings by a party to any Agreement if a court considers any act of the indemnified person as willful or negligent, and an obligation to pay an amount may be unenforceable to the extent the amount is held to constitute an excessive penalty such as punitive damages. A Swiss court may limit or decline to give effect to an indemnity for legal fees or costs incurred.

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D.15                        The transmission of judicial documents, including service of process, in a manner other than provided by the applicable treaties (mainly the Hague Convention of 15 November 1965 on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters) or, in case no treaty applies, other than through the appropriate diplomatic channels, could be held invalid by a Swiss court despite a Swiss party having consented to such service and notification.

D.16                        Concurrent proceedings might be disregarded by a court other than the court first seized with such proceedings.

D.17                        We express no opinion as to the enforceability of the relevant security (including any guarantee) as security for any parallel debt or any reinstatement clauses set forth in any Agreement nor on any data protection issues.

D.18                        We express no opinion as to bank or insurance regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter such as the economic value of any security (including any guarantee) created under any Agreement.

D.19                        We express no opinion on the relationship between the Lenders among themselves under the Agreements. Furthermore, the enforceability of the Obligations against any of the Swiss Borrowers is at all times subject to the limitations pursuant to the laws applicable to them, on the scope of which we do not opine.

D.20                        The recognition and enforcement in Switzerland of a judgment rendered by a foreign court is subject to the limitations set forth in (a) the Lugano Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters of September 16, 1988, or (b) such other international treaties by which Switzerland is bound, or (c) the PILA. Pursuant to the PILA, a judgment rendered by a foreign court may only be enforced in Switzerland if:

(1)                  The foreign court had jurisdiction in accordance with the PILA;

(2)                  the judgment of such foreign court has become final and is no longer subject to any ordinary appeal; and

(3)                  none of the following grounds for denial exists:

•                  the judgment of such foreign court is manifestly incompatible with Swiss public policy; or

•                  a party can establish (i) that it did not receive proper notice under the law of its registered place, unless such party proceeded on the merits without reservation; (ii) that the decision was rendered in violation of fundamental principles of the Swiss conception of procedural law, in particular the fact that a party did not have the opportunity to present its defense; or (iii) that the

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dispute between the same parties and with respect to the same subject matter is the subject of a pending proceeding in Switzerland, or such dispute has previously been decided in a third state, provided that the decision of such third state fulfils the prerequisites for its recognition.

D.21                        A foreign judgment will be enforced in Switzerland in accordance with the relevant procedural requirements of Swiss Cantonal and Federal law.

D.22                        For enforcement proceedings in Switzerland, a judgment or award expressed in a currency other than Swiss Francs will have to be converted into Swiss Francs.

D.23                        The enforcement of any security (including any guarantee) granted by any of the Swiss Borrowers for, or with respect to, any obligation of any other obligor to any Agreement that is not a direct or indirect fully-owned subsidiary of the respective Swiss Borrower may be limited to the freely disposable shareholders’ equity of such Swiss Borrower. Such freely disposable shareholders’ equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to the amount of such Swiss Borrower’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for own shares and revaluations as well as paid-in capital surplus) to the extent such reserves are not available for distribution at the time of the start of the proceedings for enforcement or guarantee payment.

D.24                        Any provision of any Agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power provided by mandatory law to the relevant bodies of any of the Swiss Borrowers may not be enforceable.

D.25                        Legal terms or concepts expressed in English in this opinion or in any Agreement (or in any and all agreements and documents referred to therein) may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

We have rendered this opinion letter as of the date hereof. Consequently, in connection with the issuing of this opinion letter we do not opine on any facts or circumstances occurring or coming to our attention subsequent to the date hereof and, for the purpose of this opinion letter, we assume no obligation to advise you on any changes of factual or legal matters relevant to this opinion letter that may thereafter be brought to our attention. This opinion letter is strictly limited to the matters stated in it and does not apply by implication to any other matters.

This opinion letter is furnished to you in connection with the entering into the Agreements. Without our prior express written consent, this opinion letter may not be circulated, quoted or otherwise referred to by you for any other purpose, nor may any third party use or rely upon this opinion letter, except (i) that your successors and assigns may rely upon this opinion letter, (ii) that you may disclose this opinion letter (x)

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to prospective successors and assigns of the addressees hereof, (y) to regulatory authorities having jurisdiction over any of the addressees hereof or their successors and assigns and (z) pursuant to valid legal process, and (ii) that reference may be made to it in the Agreements, in any list of closing documents prepared by, or on behalf of, the addressees hereof and in the transaction bible relating to the Agreements.

This opinion letter is governed by, and construed in accordance with, Swiss law. All disputes arising out of or relating to this opinion letter shall be subject to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland.

Sincerely yours,

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EXHIBIT B-3

FORM OF OPINION OF SPECIAL GERMAN COUNSEL FOR THE LOAN PARTIES

German Legal Opinion in connection with the Amended and Restated Credit Agreement dated 24 May, 2011, with Bruker Corporation and the Foreign Subsidiary Borrowers

Dear Sirs,

This opinion as to German law is addressed to you in connection with the Amended and Restated Credit Agreement dated [•], 2011 (the “Amended Credit Agreement”), made between, inter alia, (1) Bruker Corporation (formerly Bruker Biosciences Corporation), (2) Bruker AXS GmbH, Bruker Daltonik GmbH, Bruker Optik GmbH, Bruker Physik GmbH, Bruker Biospin Invest AG, Bruker Biospin AG and Bruker Biospin International AG, as Foreign Subsidiary Borrowers, (3) the Lenders and agents party to the Amended Credit Agreement and (4) JPMorgan Chase Bank, N.A. as Administrative Agent.

All capitalized terms used herein shall have the same respective meanings as defined in the Amended Credit Agreement and/or the Relevant Documents (as hereinafter defined) unless otherwise defined herein.

A.

Documents

For the purpose of giving this opinion we have examined copies of the documents listed in Schedule 1 (the “Relevant Documents”).

In rendering this opinion, we have examined in addition to the Relevant Documents the corporate documents in respect of Bruker AXS GmbH, Bruker Daltonik GmbH, Bruker Optik GmbH, Bruker BioSpin GmbH and Bruker Physik GmbH, (individually referred to as a “German Company” and collectively the “German Companies”) listed in Schedule 2 (the “Corporate Documents”).

The Corporate Documents together with the Relevant Documents are collectively referred to herein as the “Documents”.

Except as mentioned above we have not examined any agreements, instruments, records, or other documents whatsoever relating to the German Companies nor have we reviewed any other finance documents and accordingly express no opinion as to any of such documents and we have not made any other enquiries or investigations concerning the German Companies or the Documents in connection with the giving of this opinion.

B.

Assumptions

In considering the Documents we have assumed:

1.                      the genuineness of all signatures thereon;

2.                      the correctness of all facts stated therein;

3.                     the conformity with the originals of all documents submitted to us as certified or photostatic copies or otherwise provided to us via fax or e-mail and the authenticity and completeness of the originals of such documents;

4.                      that any person who is identified in a Document or on signature pages received by us as a signatory to such Document is in fact the person who has executed that Document on behalf of the respective party;

5.                      that the individuals signing any of the Documents on behalf of any of the German Companies had unlimited legal capacity (unbeschränkte Geschäftsfähigkeit) at the time of signing;

6.                      that (i) the decision of any party to enter into the Relevant Documents has not been influenced by any relevant error (Erklärungsirrtum/Inhaltsirrtum) and (ii) the declaration of intention (Willenserklärung) arising of such decision is (x) not void by reason of fact that the person who has rendered the declaration has made a mental reservation of not being in favour of the declaration made (geheimer Vorbehalt) and (z) seriously intended and is made in the expectation that it will be understood to be seriously intended (Ernstlichkeit);

7.                      that at the time this opinion is rendered, the Relevant Documents have been duly signed by each party thereto (other than the German Companies);

8.                      that any schedules and attachments to the Relevant Documents were duly attached to the same when the same were executed by the respective Germany Company;

9.                      that each party to the Relevant Documents (other than the German Companies) is a duly incorporated and existing legal entity under its governing laws which had the requisite power and authority to enter into and perform its respective obligations thereunder;

10.                the Relevant Documents have been specifically negotiated between the parties thereto and the terms of which have not been unilaterally imposed on any party by any other party thereto;

11.                that each Relevant Document in the form presented to us was duly approved and authorized, executed and delivered and, if applicable, duly recorded, filed and/or registered in accordance with applicable laws (other than German law) by each of the parties thereto (other than the German

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Companies), and, in so far as the Relevant Documents shall be performed or enforced in any jurisdiction other than the Federal Republic of Germany, that performance or enforcement will not be illegal or ineffective by virtue of the laws of that jurisdiction;

12.                that the Relevant Documents constitute legal, valid and binding obligations of and are enforceable in accordance with their terms against each of the parties thereto (other than the German Companies);

13.                that none of the parties to the Relevant Documents and their respective directors, employees and agents have entered into the Relevant Documents with the intention to deal with another party to the Relevant Documents in breach of such other party’s internal rules and restrictions to the detriment of such party (kollusives Zusammenwirken), it being understood that under German law if the legally authorized representative of a certain German company by entering into a document breaches the internal rules of such German company without the other party’s knowing such breach, such breach does not invalidate the respective document;

14.                that our legal opinion is not affected (i) by any fact not brought to our attention and/or (ii) by any document other than the Documents and/or (iii) by the laws of the State of New York and/or of any other jurisdiction other than the laws of the Federal Republic of Germany;

15.                that the Documents are in their current form and have not been changed, amended, revoked or otherwise modified in any way since the execution/issuance dates thereof;

16.                that no application and no entry has been made in the commercial registers which is not yet reflected in the Excerpts (as defined in Schedule 2) and that such Excerpts accurately reflect all matters which require registration in the commercial registers;

17.                that the Articles of Association and the Shareholders’ Lists are true and accurate as of the date of this opinion;

18.                that the representations and warranties, confirmations and assumptions made in the Documents (except as to those matters of German law on which we express an opinion herein) are true and accurate and the Documents accurately reflect the status of the matters which they are supposed to and, except as set forth herein, we have made no other investigations with respect to factual matters;

19.                that other than as reflected in the Excerpts no voluntary winding-up resolution has been made nor has an order been made, or rejected on grounds of insufficiency of assets (Abweisung mangels Masse), by a court for the winding up, dissolution or administration of any of the German Companies and no application for the commencement of bankruptcy or any other insolvency

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procedure (Insolvenzantrag) has been filed within the meaning of any applicable insolvency procedure with respect to any of the German Companies;

20.                that as of the date of this opinion and as a consequence of doing any act or thing which the Relevant Documents or any other documents relating to the transaction described in the Amended Credit Agreement contemplate, permit or require, none of the German Companies is or will be deemed unable to pay any of its debts when due (Zahlungsunfähigkeit) or over-indebted (Überschuldung) and that none of the German Companies is presumably unable to pay any of its debts when they become due (drohende Zahlungsunfähigkeit);

21.                that no proceeding has been instituted or injunction granted against any of the German Companies to restrain them or any of them from performing any of its obligations under the Relevant Documents;

22.                that any disputes arising in connection with the Relevant Documents, if decided by a German court, will be decided by that German court applying German conflict of law rules. We have not examined whether courts outside Germany may have jurisdiction regarding such disputes, nor do we express any opinion as to how such courts would construe and interpret the Relevant Documents;

23.                that the choice of the laws of the State of New York to govern the Relevant Documents is a legal, valid and binding selection which will be upheld, recognised and give effect by the US courts;

24.                that the Borrowers, including, the German Companies, requested on their own initiative banking services from the Lenders and that the entire transaction relating to the Amended Credit Agreement was not entered into on the initiative of any Lender;

25.                that neither the Administrative Agent nor the Lenders or any of their representatives execute, deliver or perform the Relevant Documents in, from or out of Germany;

26.                that the Documents have been entered into, and each of the transactions referred to therein and discretions exercised in connection therewith is and will be carried out and exercised by each of the parties thereto in good faith so as not to contravene the German law principles of Treu und Glauben, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms and not with the intention to prejudice, defraud or damage any creditor of any party to the Documents.

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C.

Opinion

Based upon and subject to the foregoing and subject to the assumptions set out in B. above and the reservations, qualifications and limitations set out in D. and E. below and to any matters not disclosed to us, we are of the opinion that under German law at the date hereof:

1.                      Status: Each of the German Companies is duly incorporated under German law and is a validly existing German limited liability company (GmbH) and no order or resolution for the winding up of any of the German Companies (or analogous proceeding) nor any notice of the commencement of insolvency proceedings has been registered in the commercial register.

2.                      Powers and authority: Each of the German Companies has the power and authority to execute the Relevant Documents to which it is a party and to perform its obligations thereunder. The signatories listed in Schedule 3 have, acting jointly or singly as stated in Schedule 3, the requisite power and authority to sign the Amended Credit Agreement on behalf of the German Companies.

3.                      Execution: The execution of the Relevant Documents has been duly authorised and the Relevant Documents have been validly executed by the respective German Company which is a party thereto.

4.                      Legal validity and enforceability: The obligations on the part of the German Companies contained in the Relevant Documents to which the German Companies are parties are valid and legally binding on and enforceable in accordance with their terms against the German Companies which have executed them.

5.                      Non-conflict: The execution of the Relevant Documents and the performance of the respective transactions contemplated thereunder do not and will not breach or violate (i) any present law nor regulation in Germany or (ii) the Corporate Documents of the German Companies.

6.                      Consents: It is not necessary under German law to ensure the validity, enforceability or performance of the obligations of the German Companies under the Relevant Documents, or to make the Relevant Documents admissible in evidence, or to permit the German Companies to enter into any transaction contemplated in the Relevant Documents, or to make any payment under the Relevant Documents, that

(a)                  any approvals, consents, clearances, licenses, authorizations or exemptions be obtained from any governmental authority or any central bank, fiscal, monetary or regulatory body in Germany; or

(b)                 the Relevant Documents be filed, registered or recorded with, in or by any competent authority, official registry or register in Germany,

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save for the compliance by the German Companies when receiving or making a payments under the Relevant Documents with reporting requirements under the German Foreign Trade Act (Aussenwirtschaftsgesetz) (although non-compliance with such reporting requirements would not affect the enforceability of the obligations of the German Companies under the Relevant Documents);

7.                      General: By reason of merely the execution, delivery and performance of the Relevant Documents, (i) it is not necessary in order to enable the Administrative Agent or the Lenders to enforce their rights under the Relevant Documents against the German Companies that the Administrative Agent or the Lenders are qualified or otherwise entitled to carry on business in Germany and (ii) neither the Administrative Agent nor any Lender will be deemed to be resident, domiciled or carrying out business in Germany or subject to taxation (including, without limitation, withholding taxes) under the laws of Germany.

8.                      Stamp duties: No registration tax, stamp duty, documentary tax or similar tax or duty of any kind is payable in Germany in connection with the execution or performance of the Relevant Documents or their enforcement by legal proceedings except for court and lawyers’ fees payable in the case of legal proceedings in the courts of Germany.

9.                      Withholding taxes: No withholding taxes are payable by the German Companies and/or the Administrative Agent or the Lenders in Germany in respect of the execution, delivery or performance of the Relevant Documents.

10.                Choice of law: The choice of the laws of the State of New York to govern the Relevant Documents is a valid and legally binding choice of law and will accordingly be accepted by the courts of Germany.

11.                Jurisdiction: The submission by the German Companies to the (non)-exclusive jurisdiction of the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York under the Amended Credit Agreement will be recognized by the courts of Germany.

12.                Recognition of Judgments: A judgment for a definite sum of money which is rendered by a State or Federal Court located in the State of New York against any of the German Companies for the enforcement of its obligations under the Relevant Documents would be recognized and could be enforced in Germany without re-examination of the substance of the case decided by such court.

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13.                Immunity: In any proceedings commenced in Germany in relation to any of the Relevant Documents, no German Company will be entitled to claim for itself or any of its assets any immunity from suit, execution, attachment or other legal process.

D.

Qualifications

The foregoing opinions are subject to the following qualifications:

1.                      The opinions expressed herein may be effected by the general defences (Einwendungen und Einreden) available to obligors under German law in respect of the enforceability of contractual obligations such as, inter alia, frustration (Unmöglichkeit), set-off (Aufrechnung), status of limitation (Verjährung) and estoppels (Verwirkung).

2.                      We express no opinion with respect to the validity, binding effect and enforceability of any of the Loan Documents (other than the Relevant Documents).

3.                      The opinions expressed herein with regard to the corporate status of the German Companies and the due representation of the German Companies as set forth in Clauses C 1, 4 and 5 above are based on the Excerpts and the other Corporate Documents. Entries in the commercial register are made by qualified legal staff upon substantive review of the documents submitted. Although excerpts from the commercial register do not necessarily constitute conclusive evidence of the matters reflected therein, they are as a practical matter, for business purposes, considered sufficient proof of facts stated therein.

4.                     Except for the Corporate Documents, we have not reviewed the internal authorizations for the representatives of any of the German Companies, which, however, under German law are, subject to the assumption under B. 15 above, not a prerequisite for the valid representation of any of the German Companies vis à vis third parties.

5.                      Whenever in this opinion letter any document, commitment or other obligation is expressed to be “legal, valid, binding and enforceable”, we mean that such document, commitment or other obligation is capable of being given legal effect. We express no opinion as to any factors including financial capacity, title to assets or continuing existence of the parties, which may make such obligation, act or agreement unenforceable in fact.

6.                      The expression “enforceable” as used herein means that the obligations of the German Companies under the Relevant Documents are of a type which German courts generally enforce. The expression “enforceable” as used herein does not mean that those obligations will necessarily be enforced in all

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circumstances in accordance with their terms and the remedy of specific performance may not always be available under German law. The opinions expressed herein in respect of the Relevant Documents may be affected by the general defenses available to obligors under German law (to the extent applicable) in respect of the validity and enforceability of contractual obligations and case law in respect of the enforcement of creditor’s rights in general.

7.                      The opinions expressed herein may be affected or limited by the provisions of any applicable insolvency, bankruptcy, reorganization, moratorium, voidable preference (Anfechtung), and other or similar laws of general application affecting the enforcement or protection of creditors’ rights. Any enforcement of the Relevant Documents will be subject to generally applicable laws as applied by the courts or other competent authority of Germany.

8.                      The enforcement of the Relevant Documents or any judgment arising out of or in connection therewith may be limited by bankruptcy, insolvency, administration, reorganization, creditor or debtor preference or by other similar laws of general application.

9.                      We express no opinion with respect to the validity and enforceability of clauses in the Relevant Documents to the extent that they may provide for indemnification or reimbursement for losses caused by acts or omissions which the beneficiary of such clauses is directly or indirectly responsible for. This may constitute a violation of Section 254 German Civil Code (Bürgerliches Gesetzbuch - BGB) regarding contributory negligence (Mitverschulden) in connection with Section 276 (3) German Civil Code (BGB) banning the limitation or exclusion of the liability for one’s own wilful behaviour and may, therefore, not be enforced by a German Court.

10.                Section 248 of the German Civil Code (BGB) does not permit an agreement in advance on compounding interest (Zinseszinsen). Provisions requiring payment of default interest or of amounts subsequent to a default may not be enforceable if construed as a penalty or interest on interest (compounding interest) and any provisions contained in any of the Relevant Documents providing for lump sum damages on interest may be considered as a circumvention of the law. We express no opinion in respect of the validity and enforceability of any such provisions in the Relevant Documents and the effect on any security interest which shall secure obligations under or in connection with such provisions.

11.                Any provision of the Relevant Documents providing that certain certifications or determinations will be conclusive and binding will not necessarily prevent judicial inquiry into the merits of any claim by an aggrieved party and where contractual or legal consequences are attached to the occurrence or non-occurrence of a fact a German Court would still have discretion to decide (based upon evidence being brought to it) upon such occurrence or non-occurrence.

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12.                Where under the provisions of the Relevant Documents any party is vested with discretion or may determine a matter in his opinion, German law may require that such discretion be exercised reasonably or that such opinion be based on reasonable grounds. Provisions in the Relevant Documents which purport that any determination, certificate or statement of account made or given by any party is to be final, conclusive or binding may not be enforced and will not prevent judicial enquiry into the merits of the matter and the basis of which such determination, certificate or statement of account is made.

13.                Although German law, in general, recognizes the concept of irrevocability, a German court may limit the scope of this concept by applying restrictions for cause (wichtige Gründe), such as material changes in the underlying situation of the respective concerned party entitling it to withdraw a right irrevocably granted, or to challenge a notice or other expression of an intention or instruction which was stated to be irrevocable.

14.                Claims under the Relevant Documents may become statutorily barred by limitation periods or under the doctrine of waiver (Verwirkung) or may become subject to set-off or counter-claims.

15.                If and to the extent the security created pursuant to the Relevant Documents secures the liabilities of the shareholder of the respective grantor of the security or of an affiliate company (verbundenes Unternehmen) of the shareholder within the meaning of Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz), capital maintenance rules under German law are to be taken into consideration. The authority of a German limited liability company (GmbH) to grant financial assistance by way of guarantees, or the granting of collateral to secure indebtedness of its direct or indirect shareholders and their affiliates, is restricted by Section 30 GmbH-Law. Section 30 GmbH-Law prohibits any direct or indirect distribution of cash or assets or respective undertakings which would have to be fulfilled from assets of the GmbH which cover the GmbH’s stated capital. Based thereon, Section 30 GmbH-Law limits the GmbH’s authority of such financial assistance to the GmbH’s equity minus its stated capital, being the capital reserves or profits at the time when the security is provided.

Pursuant to a ruling of the German Federal Supreme Court in Civil and Commercial Matters (Bundesgerichtshof) of 1998, Section 30 GmbH-Law is not addressed to the relevant lender but only to the respective company and its shareholder(s) and therefore does not invalidate the rights and claims of the lender under the security documents (unless such agreements constitute a violation of public policy). However, the court decision to which we refer dealt with a specific situation and neither this nor other courts are bound by it. Therefore, it cannot be excluded that the enforcement of the Cross Guaranty in Article X of the Amended Credit Agreement will be limited to the restriction of Section 30 GmbH-Law. In addition, the Amended Credit Agreement contains an explicit

26

provision limiting the enforcement of the obligations of the German Companies thereunder if and to the extent such enforcement would lead to a violation by the German Companies of the capital maintenance rules set forth in Section 30 GmbH-Law. In practice, this limitation can have the effect that certain payment claims of the Lenders under the Amended Credit Agreement are subordinated to the claims of all other creditors of the German Companies.

16.                Section 64 sentence 3 of the German Limited Liability Companies Act (GmbHG) obliges the directors of a limited liability company (Gesellschaft mit beschränkter Haftung) to reimburse that company for any payments to shareholders and any payments and performances (such as provision of security, e. g. the guarantee under Article X of the Amended Credit Agreement, to the extent that such security is an upstream or cross-stream security) which are treated as payments to shareholders to the extent that such payments must result in the illiquidity of the company.

There are authors in German legal literature holding that under the newly introduced section 64 sentence 3 of the German Limited Liability Company’s Companies Act (GmbHG) a limited liability company may refuse to make payments to its shareholder(s) (Leistungsverweigerungsrecht) if this payment will cause the company to become illiquid. As this section was not introduced until late 2008 there has not yet been a German Federal Court of Justice (Bundesgerichtshof) ruling on this question at the date of this opinion. There have however been rulings on this question in connection with section 64 sentence 3 of the German Limited Liability Companies Act (GmbHG) by the Munich Higher Regional Court (Oberlandesgericht München) and the Berlin Regional Court (Landgericht Berlin). The Munich Higher Regional Court (decision of 6 May 2010, 23 U 1564/10) held that section 64 sentence 3 of the German Limited Liability Companies Act (GmbHG) does not entitle the company to reject payment whereas the Berlin Regional Court (decision of 16.12.2009, 100 O 75/09) held that it does.

However, if German Federal Court of Justice confirms the latter point of view, i.e. that section 64 sentence 3 of the German Limited Liability Companies Act (GmbHG) does provide for a right to refuse payment, we cannot rule out the possibility this right will be relevant not only to direct payments to the shareholder(s) but that it may also apply to payments and other performances (such as the provision of security for third party claims against the shareholder(s) or its/their affiliates) of a German limited liability company to third parties on behalf of or in favour of the shareholder(s) or its/their affiliates. Any such payments and performances would then be deemed to be payments to the shareholder(s) of a German limited liability company and treated accordingly. Hence, this interpretation of section 64 sentence 3 of the German Limited Liability Companies Act (GmbHG) would mean that the company would be entitled to refuse any such payment or performance which was likely to cause the company to become illiquid. We opine that this interpretation of section 64 sentence 3 of the German Limited Liability Companies Act (GmbHG) goes beyond the wording of

27

such stipulation. However, we cannot rule out the possibility of this becoming the prevailing view among German legal scholars and/or being adopted by German courts. In that event, the company might be entitled to refuse payments under Article X of the Amended Credit Agreement if they caused the company to become illiquid. Furthermore, we make no statement as to the time which would be relevant for the determination whether a payment/performance could be rejected pursuant to section 64 sentence 3 of the German Limited Liability Companies Act (GmbHG).

17.                The choice of the law of the State of New York in the Amended Credit Agreement will not be recognized in a suit or other proceedings before a court in Germany to the extent that:

(a)                  the transactions covered by the Amended Credit Agreement include transactions which are mandatorily governed by laws of other jurisdictions such as (without limitation) the transfer of rights in rem in respect of property situated in another jurisdiction or the assignment of rights governed by the laws of other jurisdictions; or

(b)                boni mores or basic principles of German law (public policy), in particular (but without limitation) constitutional rights pursuant to the German Federal Constitution (Grundgesetz) require the application of German law; or

(c)      proceedings in relation to the Amended Credit Agreement concern provisions of German law which are mandatory at an international level; or

(d)                 such choice of law has the effect of avoiding or attempting to avoid the application of mandatory provisions of the laws of the jurisdiction with which the transactions contemplated by the Amended Credit Agreement are most closely connected. We are not aware of any circumstances suggesting that the choice of New York law in the Amended Credit Agreement was made under any such circumstances.

18.                The enforcement of a foreign judgment in Germany or the commencement of proceedings in Germany is subject to the German laws of civil procedure and enforcement (Zwangsvollstreckungsrecht), each as applied by the courts or other competent authorities in Germany, which, inter alia, but without limitation, might require the translation of foreign language documents into the German language, do not provide for discovery and might decide on the costs to be borne by the parties otherwise than as contemplated in the Relevant Documents. The German court will usually not apply foreign law by itself; the parties have to present such law to the court like facts, and, if disputed, the court will take evidence (usually by obtaining expert opinions) on the applicable legal provisions of the foreign law. The court will then in its discretion apply the foreign law according to its evaluation of the respective evidence taken.

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19.                Except for those cases where the claimant is domiciled in a member state of the European Union or in a state which is party to the European Economic Area Treaty, or where an international treaty to which Germany as well as the state of the claimant’s habitual residence are a party provides an exemption, or where the claimant has sufficient German domestic real property (inländisches Grundvermögen) or German domestic in rem secured claims (dinglich gesicherte Forderungen) to cover the costs of the proceedings, and in a few other exceptional cases listed in the German Code of Civil Procedure, the German court will order a claimant in court proceedings to provide security for the costs of the proceedings (court fees and statutory fees of counsel for defendant).

20.                The laws of Germany permit any action to be brought before the court of competent jurisdiction in Germany to recognize and enforce a final and conclusive money judgment of a competent court of the State of New York or the United States of America against the respective German Company as party to the Amended Credit Agreement provided that

(i)	the court rendering such judgment had, in the view of the German court, jurisdiction over the judgment debtor;

(ii)

if the judgement was given in default of appearance, the defendant was duly served with the document which instituted the proceedings or with an equivalent document in sufficient time to enable him to arrange for his defence or the defendant failed to commence proceedings to challenge the judgement when it was possible for him to do so;

(iii)	the judgement is not irreconcilable with a judgement given in a dispute between the same parties in Germany or in any other country;

(iv)

the judgement is not irreconcilable with an earlier judgement given in another court of a third state involving the same cause of action and between the same parties, which fulfils the conditions necessary for its recognition in Germany;

(v)	such recognition is not contrary to German public policy (ordre public); and

(vi)	mutuality (Gegenseitigkeit) of recognition is given.

21.                Any provision in the Relevant Documents pursuant to which the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction will not be given effect by a German court in which the second legal action has been brought if the parties and the claims are identical in both legal actions and if a judgement on the first legal action would be capable of being recognised in Germany.

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22.                We do not opine on any tax matters relating to the Relevant Documents other than as set forth in Clauses C. 8 and C. 9 above, in particular, we do not opine on the thin capitalization rules pursuant to Sections 4 h of the German Income Tax Act (Einkommensteuergesetz) and 8 a of the German Corporate Income Tax Code (Körperschaftsteuergesetz).

23.                In Clause C. 11 above, we do not express any opinion on any payments by any German Company under Article X of the Amended Credit Agreement (Cross Guaranty) which are considered as construed dividends (verdeckte Gewinnausschüttungen) under German tax law.

24.                Pursuant to Section 32, paragraph I, sentence I of the German Banking Act (Gesetz über das Kreditwesen, KWG) a written licence is required by any person who wishes to conduct banking business or provide financial services in Germany commercially or on a scale that requires a commercially organised business, whereby the clause, due to an official leaflet of the German Federal Financial Services Supervisory Agency (Bundesanstalt fiür Finanzdiensleistungsaufsicht, BaFin) of 16 September 2003, not only covers cases where the service provider is domiciled or ordinarily resident in Germany but also those where the service provider is domiciled or ordinarily resident abroad and targets the German market to offer banking business or financial services repeatedly and on a commercial basis to enterprises and/or persons domiciled or ordinarily resident in Germany. Notwithstanding the foregoing, there are no licensing requirements for the so-called passive freedom to provide services, i.e. the right of persons and enterprises with a domestic residence to request on their own initiative banking services from a foreign bank. Transactions entered into on the initiative of the customer do not therefore require a licence under section 32, paragraph I KWG. These criteria also apply generally to the underwriting of loans by lending syndicates.

25.                In the event any of the Lenders enforces any obligations under the Relevant Documents in a way that leads to the creation of a permanent establishment (Betriebsstätte) in Germany or through a permanent representative (ständiger Vertreter) of a Lender in Germany, interest payable to such Lender could become taxable in Germany.

26.                We have not been asked to and do not express any opinion on the financial standing of the German Companies, on share values or other financial aspects of the proposed transactions, nor as to whether the terms of the Relevant Documents are appropriate or sufficient to achieve their presumed commercial purpose.

27.                We do not express an opinion on any aspect of the documents referred to in the Relevant Documents (other than the Relevant Documents themselves).

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28.                We do not express any opinion as to factual matters and as to whether the Relevant Documents sufficiently protect the Lenders or otherwise are appropriate for their intended purpose.

29.                There is no final precedent in German case law for holding telefax or electronic communications legal, valid and binding in all circumstances; however, where there are no legal requirements as to the form, the German Federal Supreme Court in Civil and Commercial Matters (Bundesgerichtshof) has held that any telefax communication which was actually signed by the sender and received by the addressee will be deemed validly effected.

30.                A provision in any of the Relevant Documents dealing with the severance of any of the provisions thereof in the event of their invalidity, unenforceability or illegality may not be enforceable in accordance with its terms as a court may reserve to itself the decision as to whether or not a particular provision is severable.

E.

Limitations

This opinion letter:

1.                      is issued exclusively to and may be relied upon by each of the Administrative Agent and Lenders (each as defined in the Amended Credit Agreement) together with their assignees and participants following a primary syndication within a period of twelve (12) months from the date of this opinion (the “Addressees”). Without our prior written consent this opinion letter may not be relied upon by any other person other than the Addressees and not disclosed to any other person other than to (i) prospective successors and assigns of the Addressees, (ii) regulatory authorities having jurisdiction over any of the Addressees or their successors and assigns, and (iii) pursuant to valid legal process, in each case of (i) to (iii) without our prior consent and on a non-reliance basis;

2.                      is confined to and given on the basis of German law and we have made no investigation of the laws of any other country or jurisdiction, like e.g. the laws of the State of New York, and we do not express or imply any opinion thereon. Furthermore, we express no opinion as to matters of fact;

3.                      is based on German law in effect and applicable on the date hereof and case law published until the date hereof and we disclaim any obligation to update this opinion or advise the Addressees of any changes that occur after the date hereof;

4.                      expresses German legal concepts in English terms and not in their original German terms; concepts described herein may not be identical to the concepts described by the same English term as they

31

exist under the laws of other jurisdictions. Consequently, any issues of interpretation arising in respect of the Relevant Documents or in respect of this opinion will be determined by German courts in accordance with German law and we express no opinion on the interpretation of that German courts; therefore, the German expressions used herein shall prevail and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by German law and as interpreted by German courts;

5.                      is limited to matters stated herein and does not extend to and is not to be read as extending by implication to any other matter in connection with the Relevant Documents; and

6.                      shall be governed by and construed in accordance with German law, except its rules on conflicts of law; the exclusive place of jurisdiction for any dispute arising under or out of this opinion is Frankfurt am Main in the Federal Republic of Germany.

Sincerely,

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SCHEDULE 1

Relevant Documents

A copy of the executed Amended Credit Agreement dated [•], 2011, made between inter alia, (1) Bruker Corporation, (2) Bruker AXS GmbH, Bruker Daltonik GmbH, Bruker Optik GmbH, Bruker Physik GmbH, Bruker Biospin Invest AG, Bruker Biospin AG and Bruker Biospin International AG, as Foreign Subsidiary Borrowers, (3) the Lenders and agents party to the Amended Credit Agreement and (4) JPMorgan Chase Bank, N.A. as Administrative Agent.

A copy of the executed Amended and Restated Guaranty, dated May 24, 2011, by and among inter alia Bruker Daltonics Inc., Bruker Optics Inc., Bruker AXS Inc., Bruker BioSpin Inc and Bruker BioSpin GmbH in favor of the Administrative Agent.

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SCHEDULE 2

Corporate Documents

1.               Bruker AXS GmbH

(a)                  a copy of an excerpt from the commercial register (Handelsregister) at the local court (Amtsgericht) of Mannheim dated [•], 2011;

(b)                 a copy of the articles of association of Bruker AXS GmbH dated December 19, 2003;

(c)                  a copy of the shareholders’ resolution executed on May 12, 2011 (consent to the Amended Credit Agreement);

(d)                 a copy a the list of shareholders (Gesellschafterliste) dated May 12, 2011.

2.               Bruker Daltonik GmbH

(a)                  a copy of an excerpt from the commercial register (Handelsregister) at the local court (Amtsgericht) of Bremen dated [•], 2011;

(b)                 a copy of the articles of association of Bruker Daltonik GmbH dated January 19, 2005;

(c)                  a copy of the shareholders’ resolution executed on May 12, 2011 (consent to the Amended Credit Agreement);

(d)                 a copy a the list of shareholders (Gesellschafterliste) dated July 14, 2003.

3.               Bruker Optik GmbH

(a)                  a copy of an excerpt from the commercial register (Handelsregister) at the local court (Amtsgericht) of Mannheim dated [•], 2011;

(b)                 a copy of the articles of association of Bruker Optik GmbH dated April 14, 2008;

(c)                  a copy of the shareholders’ resolution executed on May 12, 2011 (consent to the Amended Credit Agreement);

(d)                 a copy a the list of shareholders (Gesellschafterliste) dated undated, received at the local court Karlsruhe on May 3, 2004.

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4.               Bruker Physik GmbH

(a)                  a copy of an excerpt from the commercial register (Handelsregister) at the local court (Amtsgericht) of Mannheim dated [•], 2011;

(b)                 a copy of the articles of association of Bruker Physik GmbH dated June 29, 2010;

(c)                  a copy of the shareholders’ resolution executed on May 12, 2011 (consent to the Amended Credit Agreement);

(d)                 a copy a the list of shareholders (Gesellschafterliste) dated November 4, 2008.

5.               Bruker BioSpin GmbH

(a)                  a copy of an excerpt from the commercial register (Handelsregister) at the local court (Amtsgericht) of Mannheim dated [•], 2011;

(b)                 a copy of the articles of association of Bruker BioSpin GmbH dated [•],[•];

(c)                  a copy of the shareholders’ resolution executed on May [24], 2011 (consent to the Amended Credit Agreement);

(d)                 a copy a the list of shareholders (Gesellschafterliste) dated [•],[•].

The excerpts from the commercial registers referred to in 1 (a), 2 (a), 3 (a), 4 (a) and 5 (a) above referred to herein as the “Excerpts”. The articles of association referred to in 1(b), 2 (b), 3 (b), 4 (b) and 5 (b) above referred to herein as the “Articles of Association”. The lists of shareholders referred to in 1 (d), 2 (d), 3 (d), 4 (d)  and 5(d) above referred to herein as the “Shareholders’ Lists”.

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SCHEDULE 3

Authorized Signatories

36

EXHIBIT C

FORM OF INCREASING LENDER SUPPLEMENT

INCREASING LENDER SUPPLEMENT, dated                    , 20        (this “Supplement”), by and among each of the signatories hereto, to the Amended and Restated Credit Agreement, dated as of May 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bruker Corporation, a Delaware corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Company has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the aggregate Revolving Commitments and/or one or more tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment and/or to participate in such a tranche;

WHEREAS, the Company has given notice to the Administrative Agent of its intention to [increase the aggregate Revolving Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.20; and

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.  The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $[                    ], thereby making the aggregate amount of its total Revolving Commitments equal to $[                    ]] [and] [participate in a tranche of Incremental Term Loans with a commitment amount equal to $[                    ] with respect thereto].

2.  The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

3.  Terms defined in the Credit Agreement shall have their defined meanings when used herein.

4.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

5.  This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

BRUKER CORPORATION

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF AUGMENTING LENDER SUPPLEMENT

AUGMENTING LENDER SUPPLEMENT, dated                     , 20        (this “Supplement”), to the Amended and Restated Credit Agreement, dated as of May 24, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bruker Corporation, a Delaware corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.20 thereof that any bank, financial institution or other entity may [extend Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Company and the Administrative Agent, by executing and delivering to the Company and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.  The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $[                   ]] [and] [a commitment with respect to Incremental Term Loans of $[                   ]].

2.  The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.  The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

[                   ]

4.  The Company hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.

5.  Terms defined in the Credit Agreement shall have their defined meanings when used herein.

6.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

7. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

BRUKER CORPORATION

By:
Name:
Title:

Acknowledged as of the date first written above:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

EXHIBIT E

LIST OF CLOSING DOCUMENTS

BRUKER CORPORATION
CERTAIN FOREIGN SUBSIDIARY BORROWERS

CREDIT FACILITIES

May 24, 2011

A.            LOAN DOCUMENTS

1.                                       Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Bruker Corporation, a Delaware corporation (the “Company”), the Foreign Subsidiary Borrowers from time to time parties thereto (collectively with the Company, the “Borrowers”), the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of $250,000,000 and a term loan facility to the Company in an outstanding aggregate principal amount of $105,000,000.

SCHEDULES

Schedule 2.01	—	Commitments
Schedule 2.02	—	Mandatory Cost
Schedule 2.06	—	Existing Letters of Credit
Schedule 3.01	—	Subsidiaries
Schedule 3.03	—	Governmental Approvals
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Loan Parties’ Special U.S. Counsel
Exhibit B-2	—	Form of Opinion of Loan Parties’ Special Swiss Counsel
Exhibit B-3	—	Form of Opinion of Loan Parties’ Special German Counsel
Exhibit C	—	Form of Increasing Lender Supplement
Exhibit D	—	Form of Augmenting Lender Supplement
Exhibit E	—	List of Closing Documents
Exhibit F-1	—	Form of Borrowing Subsidiary Agreement
Exhibit F-2	—	Form of Borrowing Subsidiary Termination
Exhibit G	—	Form of Subsidiary Guaranty
Exhibit H	—	Form of Compliance Certificate

2.                                       Notes executed by the initial Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.10(e) of the Credit Agreement.

3.                                       Amended and Restated Guaranty executed by the initial Subsidiary Guarantors (collectively with the Borrowers, the “Loan Parties”) in favor of the Administrative Agent

B.            CORPORATE DOCUMENTS

4.                                     Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement.

5.                                     Good Standing Certificate (or analogous documentation, if applicable) for each Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction.

C.            OPINIONS

6.             Opinion of Nixon Peabody LLP, special U.S. counsel for the Loan Parties.

7.                                       Opinion of Staiger, Schwald & Partner AG, special Swiss counsel for the Loan Parties and an opinion of Altorfer, Duss & Beilstein AG, special Swiss tax counsel for the Loan Parties.

8.            Opinion of CMS Hasche Sigle, special German counsel for the Loan Parties.

D.            CLOSING CERTIFICATES AND MISCELLANEOUS

9.                                     A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying the following: (i) all of the representations and warranties of the Company set forth in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

10.                                 A Certificate of the chief financial officer of the Company in form and substance satisfactory to the Administrative Agent supporting the conclusions that (i) the Company and its Subsidiaries, taken as a whole, are Solvent and will be Solvent subsequent to the Transactions, will be able to pay their debts and liabilities as they become due and will not be left with unreasonably small capital with which to engage in their business and (ii) the Company’s and its Subsidiaries’ assets (taken as a whole) exceed their liabilities (taken as a whole).

EXHIBIT F-1

[FORM OF]

BORROWING SUBSIDIARY AGREEMENT

BORROWING SUBSIDIARY AGREEMENT dated as of [          ], among Bruker Corporation, a Delaware corporation (the “Company”), [Name of Foreign Subsidiary Borrower], a [                  ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Amended and Restated Credit Agreement dated as of May 24, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to certain Foreign Subsidiary Borrowers (collectively with the Company, the “Borrowers”), and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Subsidiary Borrower.  In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement.  [Notwithstanding the preceding sentence, the New Borrowing Subsidiary hereby designates the following officers as being authorized to request Borrowings under the Credit Agreement on behalf of the New Subsidiary Borrower and sign this Borrowing Subsidiary Agreement and the other Loan Documents to which the New Borrowing Subsidiary is, or may from time to time become, a party: [                              ].]

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date.  [The Company and the New Borrowing Subsidiary further represent and warrant that the execution, delivery and performance by the New Borrowing Subsidiary of the transactions contemplated under this Agreement and the use of any of the proceeds raised in connection with this Agreement will not contravene or conflict with the provisions of section 151 of the Companies Act 1985 of England and Wales (as amended).](1)[INSERT OTHER PROVISIONS REASONABLY REQUESTED BY ADMINISTRATIVE AGENT OR ITS COUNSELS]  The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Obligations of the New Borrowing Subsidiary.  Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Foreign Subsidiary Borrower” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

(1)  To be included only if a New Borrowing Subsidiary will be a Borrower organized under the laws of England and Wales.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

BRUKER CORPORATION

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT F-2

[FORM OF]

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.
as Administrative Agent
for the Lenders referred to below
10 South Dearborn

Chicago, Illinois 60603

Attention: [                   ]

[Date]

Ladies and Gentlemen:

The undersigned, Bruker Corporation, a Delaware corporation (the “Company”), refers to the Amended and Restated Credit Agreement dated as of May 24, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Foreign Subsidiary Borrowers from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [                      ] (the “Terminated Borrowing Subsidiary”) as a Foreign Subsidiary Borrower under the Credit Agreement.  [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

[Signature Page Follows]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

BRUKER CORPORATION

By:
Name:
Title:

Copy to: JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

EXHIBIT G

FORM OF SUBSIDIARY GUARANTY

THIS AMENDED AND RESTATED GUARANTY (this “Guaranty”) is made as of May 24, 2011, by and among each of the undersigned (the “Initial Guarantors” and along with any additional Subsidiaries of the Company which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations (as defined below), under the Credit Agreement referred to below.

WITNESSETH:

WHEREAS, Bruker Corporation, a Delaware corporation (the “Company”), the Foreign Subsidiary Borrowers parties thereto (the “Foreign Subsidiary Borrowers” and, together with the Company, the “Borrowers”), the institutions from time to time parties thereto as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) have entered into a certain Amended and Restated Credit Agreement dated as of May 24, 2011 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Credit Agreement”), pursuant to which the Existing Credit Agreement (as defined in the Credit Agreement) has been amended and restated in its entirety;

WHEREAS, the Credit Agreement, among other things, re-evidences the Borrowers’ outstanding obligations under the Existing Credit Agreement and provides, subject to the terms and conditions thereof, for future extensions from time to time of credit and other financial accommodations by the Lenders to the Borrowers;

WHEREAS, certain of the Initial Guarantors guaranteed the payment of the Borrowers’ obligations under the Existing Credit Agreement pursuant to the Guaranty dated as of February 26, 2008 (the “Existing Guaranty”), to which the other Initial Guarantors became a party pursuant to joinders or supplements thereto;

WHEREAS, each Initial Guarantor party to the Existing Guaranty wishes to affirm its obligations under the terms of the Existing Guaranty with respect to amounts owing by the Borrowers under the Credit Agreement and wishes to amend and restate the terms of the Existing Guaranty;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries of the Company required to execute this Guaranty pursuant to Section 5.09 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations; and

WHEREAS, in consideration of the direct and indirect financial and other support that the Borrowers have provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the Obligations of the Borrowers;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Definitions.  Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

SECTION 2.  Representations, Warranties and Covenants.  Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making, conversion or continuation of any Loan or issuance of any Letter of Credit) that:

(A)  It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation, organization or formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B)  It (to the extent applicable) has the requisite power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.  The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(C)  Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its articles or certificate of incorporation (or equivalent charter documents), limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or the provisions of any indenture, instrument or agreement to which any of the Borrowers or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its property pursuant to the terms of, any such indenture, instrument or agreement (other than any Loan Document).  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Guaranteed Obligations shall remain unpaid, it will, and, if necessary, will enable each of the Borrowers to, fully comply with those covenants and agreements of such Borrower applicable to such Guarantor set forth in the Credit Agreement.

SECTION 3.  Reaffirmations and Guaranty.  Each Initial Guarantor party to the Existing Guaranty affirms its obligations under, and the terms and conditions of, the Existing Guaranty and agrees that such obligations remain in full force and effect and are hereby ratified, reaffirmed and confirmed.  Each Initial Guarantor party to the Existing Guaranty acknowledges and agrees with the Administrative Agent that the Existing Guaranty is amended, restated, and superseded in its entirety pursuant to the terms hereof.  Furthermore, each of the Guarantors hereby unconditionally and irrevocably guarantees, jointly

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with the other Guarantors and severally, as primary obligor and not merely as a surety, irrespective of the validity of the Obligations, waiving all rights of objection and defense arising from the Obligations, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to any Borrower pursuant to the Credit Agreement, (ii) any obligations of any Borrower to reimburse LC Disbursements (“Reimbursement Obligations”), (iii) all obligations of any Borrower owing to any Lender or any affiliate of any Lender under any Swap Agreement or Banking Services Agreement, (iv) all other amounts payable by any Borrower or any of its Subsidiaries under the Credit Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents and (v) the punctual and faithful performance, keeping, observance, and fulfillment by any Borrower of all of the agreements, conditions, covenants, and obligations of such Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations” and the holders from time to time of the Guaranteed Obligations being referred to collectively as the “Holders of Guaranteed Obligations”).  Upon (x) the failure by any Borrower or any of its Affiliates, as applicable, to pay punctually any such amount or perform such obligation, and (y) such failure continuing beyond any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the relevant Loan Document, as the case may be.  Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

SECTION 4.  Guaranty Unconditional.  The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A)  any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B)  any modification or amendment of or supplement to the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C)  any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(D)  any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of such Borrower or any other guarantor of any of the Guaranteed Obligations;

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(E)  the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F)  the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations or otherwise affecting any term of any of the Guaranteed Obligations;

(G)  the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H)  the election by, or on behalf of, any one or more of the Holders of Guaranteed Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I)  any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(J)  the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Guaranteed Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(K)  the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L)  any other act or omission to act or delay of any kind by any Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Guaranteed Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder except as provided in Section 5.

SECTION 5.  Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances.  Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments and all Letters of Credit issued under the Credit Agreement shall have terminated or expired.  If at any time any payment of the principal of or interest on any Loan, any Reimbursement Obligation or any other amount payable by any Borrower or any other party under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been

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due but not made at such time.  The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

SECTION 6.  General Waivers; Additional Waivers.

(A)  General Waivers.  Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(B)  Additional Waivers.  Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i)  any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii)  (a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of Administrative Agent and Holders of Guaranteed Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Default or Event of Default; and (g) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii)  its right, if any, to require the Administrative Agent and the other Holders of Guaranteed Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Guaranteed Obligations has or may have against, the other Guarantors or any third party, or against any Pledged Equity provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv)  (a) any rights to assert against the Administrative Agent and the other Holders of Guaranteed Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Guaranteed Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or

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enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of:  the impairment or suspension of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Guaranteed Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Guaranteed Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Guaranteed Obligations’ intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Guaranteed Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder; and

(v)  any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Guaranteed Obligations; or (b) any election by the Administrative Agent and the other Holders of Guaranteed Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors.

SECTION 7.  Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A)  Subordination of Subrogation.  Until the Guaranteed Obligations have been fully and finally performed and indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations, (ii) waive any right to enforce any remedy which the Holders of Guaranteed Obligations, the Issuing Bank or the Administrative Agent now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and (iii) waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Guaranteed Obligations, the Issuing Bank and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of any Borrower to the Holders of Guaranteed Obligations or the Issuing Bank.  Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (i) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations and (ii) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash.  Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the other Holders of Guaranteed Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the other Holders of Guaranteed Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B)  Subordination of Intercompany Indebtedness.  Each Guarantor agrees that any and all claims of such Guarantor against any Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any

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endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations; provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness.  Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Guaranteed Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document, any Swap Agreement or any Banking Services Agreement have been terminated.  If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among any Borrower and the Holders of Guaranteed Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Guaranteed Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Guaranteed Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Guaranteed Obligations.  If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.  Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among any Borrower and the Holders of Guaranteed Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

SECTION 8.  Contribution with Respect to Guaranteed Obligations.

(A)  To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such

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Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Credit Agreement, the Swap Agreements and the Banking Services Agreements, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B)  As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(C)  This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D)  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(E)  The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Credit Agreement, the Swap Agreements and the Banking Services Agreements.

SECTION 9.  Stay of Acceleration.  If acceleration of the time for payment of any amount payable by any Borrower under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Swap Agreement, any Banking Services Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 10.  Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article IX of the Credit Agreement with respect to the Administrative Agent at its notice address therein and with respect to any Guarantor, in care of the Company at the address of the Company set forth in the Credit Agreement or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of such Article IX.

SECTION 11.  No Waivers.  No failure or delay by the Administrative Agent or any other Holder of Guaranteed Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Guaranty, the Credit Agreement, any Swap Agreement, any Banking Services Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

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SECTION 12.  Successors and Assigns.  This Guaranty is for the benefit of the Administrative Agent and the other Holders of Guaranteed Obligations and their respective successors and permitted assigns; provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of all of the Lenders, and any such assignment in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Swap Agreement, any Banking Services Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 13.  Changes in Writing.  Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent with the consent of the Required Lenders under the Credit Agreement.

SECTION 14.  GOVERNING LAW.  THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 15.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL; IMMUNITY.

(A)  CONSENT TO JURISDICTION.  EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE CITY OF NEW YORK.

(B)  EACH GUARANTOR WHICH IS A FOREIGN SUBSIDIARY (A “FOREIGN GUARANTOR”) IRREVOCABLY DESIGNATES AND APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN CLAUSE (A) ABOVE.  SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH FOREIGN GUARANTOR UNTIL ALL GUARANTEED OBLIGATIONS PAYABLE BY SUCH FOREIGN GUARANTOR HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF.  EACH FOREIGN GUARANTOR HEREBY

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CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN CLAUSE (A) ABOVE BY SERVICE OF PROCESS UPON THE COMPANY AS PROVIDED IN THIS CLAUSE (B); PROVIDED THAT, TO THE EXTENT LAWFUL AND POSSIBLE, NOTICE OF SAID SERVICE UPON SUCH AGENT SHALL BE MAILED BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE COMPANY OR TO ANY OTHER ADDRESS OF WHICH SUCH FOREIGN GUARANTOR SHALL HAVE GIVEN WRITTEN NOTICE TO THE ADMINISTRATIVE AGENT (WITH A COPY THEREOF TO THE COMPANY).  EACH FOREIGN GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH FOREIGN GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH FOREIGN GUARANTOR.  NOTHING HEREIN WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(C)  WAIVER OF JURY TRIAL.  EACH GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN SUCH ACTION.

(D)  TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

SECTION 16.  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Guaranty.  In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 17.  Taxes, Expenses of Enforcement, etc.

(A)  Taxes.

(i)  All payments by any Guarantor to or for the account of any Lender, the Issuing Bank, the Administrative Agent or any other Holder of Guaranteed Obligations hereunder or under any promissory note or application for a Letter of Credit shall be made free and clear of and without deduction for any and all Taxes.  If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Issuing Bank, the Administrative Agent or any other Holder of Guaranteed Obligations, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions

10

applicable to additional sums payable under this Section 17(A)) such Lender, the Issuing Bank, the Administrative Agent or any other Holder of Guaranteed Obligations (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions, (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Guarantor shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii)  In addition, the Guarantors hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any promissory note or application for a Letter of Credit or from the execution or delivery of, or otherwise with respect to, this Guaranty or any promissory note or application for a Letter of Credit (“Other Taxes”).  For the avoidance of doubt, each applicable Guarantor shall be entitled to deduct and withhold from any payment under this Guaranty the amount of any Excluded Taxes required to be deducted and withheld under applicable law.

(iii)  The Guarantors hereby agree to indemnify the Administrative Agent, the Issuing Bank, each Lender and any other Holder of Guaranteed Obligations for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 17(A)) paid by the Administrative Agent, the Issuing Bank, such Lender or such other Holder of Guaranteed Obligations and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, the Issuing Bank, such Lender or such other Holder of Guaranteed Obligations makes demand therefor.

(iv)  By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.17(e) of the Credit Agreement.

(B)  Expenses of Enforcement, Etc.  The Guarantors agree to reimburse the Administrative Agent and the other Holders of Guaranteed Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the other Holders of Guaranteed Obligations, which attorneys may be employees of the Administrative Agent or the other Holders of Guaranteed Obligations) paid or incurred by the Administrative Agent or any other Holder of Guaranteed Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty.  The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the other Holders of Guaranteed Obligations on a pro rata basis for application in accordance with the terms of the Credit Agreement.

SECTION 18.  Setoff.  At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Guaranteed Obligations (including the Administrative Agent) may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply in accordance with the terms of the Credit Agreement toward the payment of all or any part of the Guaranteed Obligations then due and payable (i) any indebtedness due or to become due from such Holder of Guaranteed Obligations or the Administrative Agent to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Guaranteed Obligations (including the Administrative Agent) or any of their respective affiliates.

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SECTION 19.  Financial Information.  Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each of the Borrowers and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Guaranteed Obligations (including the Administrative Agent) shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances.  In the event any Holder of Guaranteed Obligations (including the Administrative Agent), in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Guaranteed Obligations (including the Administrative Agent) shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Guaranteed Obligations (including the Administrative Agent), pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 20.  Severability.  Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 21.  Merger.  This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Guaranteed Obligations (including the Administrative Agent).

SECTION 22.  Headings.  Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 23.  Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Guarantor hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of each Guarantor in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by any Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, of any sum adjudged to be so due in such other currency such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, in the specified currency, each Guarantor agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, in the specified currency and (b) amounts shared with other Holders of Guaranteed Obligations as a result of allocations of such excess as a disproportionate payment to such

12

other Holder of Guaranteed Obligations under Section 2.18 of the Credit Agreement, such Holder of Guaranteed Obligations (including the Administrative Agent), as the case may be, agrees, by accepting the benefits hereof, to remit such excess to such Guarantor.

SECTION 24.  Limitation of Liability of German Guarantor.  Nothing in this Guaranty shall oblige a Guarantor that is a German GmbH Obligor to make a payment in respect of this Guaranty if and to the extent that this Guaranty shall secure obligations of such Guarantor’s shareholders and/or affiliated companies (verbundene Unternehmen) of such shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than the Subsidiaries of such Guarantor) and such payment would cause such Guarantor not to have sufficient net assets (Reinvermögen) to maintain its stated share capital (Stammkapital) and as a result cause a violation of Sections 30, 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

SECTION 25.  Limitation of Liability of Swiss Guarantor.  Nothing in this Guaranty shall oblige a Guarantor which is a Swiss Subsidiary (a “Swiss Guarantor”) to make any payment in respect of this Guaranty for any other Loan Party which is not a Subsidiary of such Swiss Guarantor unless such payments are limited to the amount of the freely disposable shareholders equity of such Swiss Guarantor at the time of the enforcement of the obligations and liabilities under this Guarantor.  The freely disposable shareholder equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to such Swiss Guarantor’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for own shares and revaluations as well as agio) to the extent such reserves are not available for distribution at the time of the enforcement of the obligations and liabilities of such Swiss Guarantor under this Guaranty for the obligations under the Loan Documents of any other Loan Party which is not a subsidiary of such Swiss Guarantor, which amount shall be (a) determined on the basis of an audited annual or interim balance sheet of each Swiss Guarantor, (b) approved by the auditors of each Swiss Guarantor as distributable amount and (c) approved by a shareholders’ resolution of each Swiss Guarantor in accordance with the provisions of the Swiss Code of Obligations.

SECTION 26.  Limitation of Liability of Foreign Guarantor.  Notwithstanding anything contained in this Guaranty to the contrary, no Guarantor which is an Affected Foreign Subsidiary shall be liable hereunder for any of the Loan made to, or any other Guaranteed Obligation of, the Company or any Subsidiary Guarantor which is a Domestic Subsidiary.

Remainder of Page Intentionally Blank.

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IN WITNESS WHEREOF, each of the Initial Guarantors has caused this Amended and Restated Guaranty to be duly executed by its authorized officer as of the day and year first above written.

BRUKER AXS INC.

By:
Name:
Title:

BRUKER BIOSPIN CORPORATION

By:
Name:
Title:

BRUKER NANO INC.

By:
Name:
Title:

BRUKER ENERGY & SUPERCON TECHNOLOGIES, INC.

By:
Name:
Title:

BRUKER BIOSPIN GMBH

By:
Name:
Title:

Signature Page to

Amended and Restated Guaranty

Acknowledged and Agreed
as of the date first written above:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to

Amended and Restated Guaranty

ANNEX I TO GUARANTY

Reference is hereby made to the Amended and Restated Guaranty (the “Guaranty”) made as of May 24, 2011, by and among [GUARANTORS TO COME] (the “Initial Guarantors” and along with any additional Subsidiaries of the Company, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Holders of Guaranteed Obligations, under the Credit Agreement.  Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty.  By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto.  By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this                     day of               , 20       .

[NAME OF NEW GUARANTOR]

By:
Its:

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

BRUKER CORPORATION

COMPLIANCE CERTIFICATE

I, the undersigned, [Name of Officer], [Title of Officer] of BRUKER CORPORATION (the “Company”), a Delaware corporation, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:

1.             This Certificate is furnished pursuant to the Amended and Restated Credit Agreement, dated as of May 24, 2011, among Bruker Corporation, the Foreign Subsidiary Borrowers party thereto, the Lenders and agents party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2.             I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3.             The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement; and

4.             Exhibit A attached hereto sets forth financial data and computations evidencing the Company’s compliance with the financial covenants set forth in Section 6.10 of the Credit Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

[                      ]

(signature page follows)

The foregoing certifications, together with the computations set forth in Exhibit A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this          day of                  , 20      .

BRUKER CORPORATION

By:
Name:
Title:

EXHIBIT A

Compliance as of                       , 20       with

Sections 6.10 of the Credit Agreement

[FORM TO BE AGREED UPON BETWEEN ADMINISTRATIVE AGENT AND COMPANY]